                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

               Group V Corporation (formerly NuOasis Gaming, Inc.)
--------------------------------------------------------------------------------
                 (Name of Small Business Issuer in Its Charter)

                                   95-4176781
--------------------------------------------------------------------------------
                      (IRS Employer Identification Number)


                                    Delaware
--------------------------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                      7900
--------------------------------------------------------------------------------
            (Primary Standard Industrial Classification Code Number)

        550 15th Street, San Francisco, California 94103, (415) 575-0222
--------------------------------------------------------------------------------
          (Address of Principal Executive Offices, including ZIP Code, and Telephone Number)

       Joseph Monterosso, 550 15th Street, San Francisco, California 94103
--------------------------------------------------------------------------------
                     (Name and address of agent for service)

                                 (415) 575-0222
--------------------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)


Approximate Date of Proposed Sale to the Public: As soon as practicable after the Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ].

If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE


-------------------------------- -------------- ------------- -------------- -------------------
                                                  Proposed      Proposed
    Title of Each Class of         Amount of      Maximum        Maximum         Amount of
          Securities                Shares        Offering      Aggregate       Registration
       to be Registered              to be         Price        Offering            Fee
                                  Registered    Per Share(1)    Price(1)
-------------------------------- -------------- ------------- -------------- -------------------
$.01 par value Common Stock
issuable upon exercise of
Class A Warrants                     1,570,000          $.50       $785,000             $237.88
$.01 par value Common Stock
issuable upon exercise of
Class B Warrants                     3,080,000          $.75     $2,310,000             $700.00
$.01 par value Common Stock
issuable upon exercise of
Class C Warrants                     1,510,000         $1.00     $1,510,000             $457.58
$.01 par value Common Stock
issuable upon exercise of
Class D Warrants                    12,000,000          $.50     $6,000,000           $1,818.18
$.01 par value Common Stock
                                    17,174,992          $.15     $2,576,248             $780.68

TOTAL:                              35,334,992                  $13,181,248           $3,994.32
-------------------------------- -------------- ------------- -------------- -------------------


(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act and is calculated on the basis of either (a) the average of the high and low prices per share of the Common Stock as of a date within five business days prior to the filing of this Registration Statement or
     (b) the price at which the warrants described herein may be exercised.


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                    PART I INFORMATION REQUIRED IN PROSPECTUS

 ITEM 1. FRONT OF REGISTRATION STATEMENT AND OUTSIDE FRONT COVER OF PROSPECTUS.

                               GROUP V CORPORATION
                                 550 15th Street
                         San Francisco, California 94103
                                 (415) 575-0222

                        35,334,992 SHARES OF COMMON STOCK

This prospectus relates to the offer and sale of up to 35,334,992 shares of $.01 par value common stock of Group V Corporation (formerly NuOasis Gaming, Inc.) a Delaware corporation. Up to 18,160,000 shares are shares that may be issued upon the exercise of certain warrants to purchase common stock held by certain Selling Security Holders. Up to 17,174,992 shares are being offered by the Selling Security Holders and are shares that were acquired by the Selling Security Holders in an exempt transaction under the Securities Act of 1933. (See
Item 7 Selling Security-Holders) The risk factors section of the prospectus may be found on page 5.

     THE PURCHASE OF THESE SHARES INVOLVES A HIGH DEGREE OF RISK. PRIOR TO PURCHASE, EACH PROSPECTIVE INVESTOR SHOULD CONSIDER VERY CAREFULLY THE INFORMATION PRESENTED UNDER THE CAPTION RISK FACTORS AS WELL AS THE OTHER INFORMATION SET FORTH HEREIN.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                          UNDERWRITING     PROCEEDS TO ISSUER OR
 PER UNIT TOTAL     PRICE TO PUBLIC       DISCOUNTS AND        OTHER PERSONS
                                           COMMISSIONS

   Per Share         Market Price              -0-              Market Price

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                The date of this prospectus is January 20, 1998.

The estimated expenses of the offering, all of which are to be borne by the Company, are:

Registration Fee - Securities and Exchange Commission                     $3,683
Stock Certificates - estimate for printing additional certificates*       $2,000
Prospectus Printing*                                                      $2,500
State Blue Sky Registration Fees*                                         $1,500
Accounting Fees and Disbursements*                                        $5,000
Legal Fees*                                                              $25,000
                                                                         -------
Total:                                                                   $39,683
                                                                         =======
*Estimates

           ITEM 2. INSIDE FRONT AND OUTSIDE BACK COVER OF PROSPECTUS.

The Company is a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The reports and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission in Washington, DC and copies of such materials can be obtained from the Public Reference Section of the Commission, Washington, DC 20549 at prescribed rates.

The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy or information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Avenue, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048, and Chicago Regional Office, CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

The Company will provide without charge to each person who receives a prospectus, upon written or oral request of such person, a copy of any information that was incorporated by reference in the prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference) by writing or calling the Company at 550 15th Street San Francisco, California 94103. Telephone (415) 575-0222.

Until January 20, 1998 (25 calendar days after the later of the effective date of the registration statement or the first date on which the security was bona fide offered to the public) all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TABLE OF CONTENTS


PART I INFORMATION REQUIRED IN PROSPECTUS......................................3

  ITEM 1. FRONT OF REGISTRATION STATEMENT AND OUTSIDE FRONT COVER
          OF PROSPECTUS........................................................4
  ITEM 2. INSIDE FRONT AND OUTSIDE BACK COVER OF PROSPECTUS....................4
  ITEM 3. SUMMARY INFORMATION AND RISK FACTORS..................... ...........6
  ITEM 4. USE OF PROCEEDS......................................................8
  ITEM 5. DETERMINATION OF OFFERING PRICE......................................8
  ITEM 6. DILUTION.............................................................8
  ITEM 7. SELLING SECURITY HOLDERS.............................................8
    Class A Warrants...........................................................9
    Class B Warrants..........................................................11
    Class C Warrants..........................................................13
    Class D Warrants..........................................................14
    Common Stock..............................................................14
  ITEM 8. PLAN OF DISTRIBUTION................................................16
  ITEM 9. LEGAL PROCEEDINGS...................................................17
  ITEM 10. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.......17
  ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.....22
  ITEM 12. DESCRIPTION OF SECURITIES..........................................24
  ITEM 13. INTEREST OF NAMED EXPERTS AND COUNSEL..............................25
  ITEM 14. DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
           SECURITIES ACT LIABILITIES.........................................25
  ITEM 15. ORGANIZATION WITHIN LAST 5 YEARS...................................26
  ITEM 16. DESCRIPTION OF BUSINESS............................................28
  ITEM 17. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION..........35
  ITEM 18. DESCRIPTION OF PROPERTY............................................41
  ITEM 19. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.....................41
  ITEM 20. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS...........45
  ITEM 21  EXECUTIVE COMPENSATION.............................................46
  ITEM 22. FINANCIAL STATEMENTS...............................................50
  ITEM 23. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
           AND FINANCIAL DISCLOSURE...........................................81

PART II INFORMATION NOT REQUIRED IN PROSPECTUS................................82

  ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS..........................82
  ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION........................82
  ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES............................83
  ITEM 27. EXHIBITS...........................................................83
  ITEM 28. UNDERTAKINGS.......................................................88

                  ITEM 3. SUMMARY INFORMATION AND RISK FACTORS.

The Selling Security Holders are offering for resale up to 35,334,992 shares of common stock of the Company. The Company's only ongoing operations are the development stage activities of its wholly owned subsidiary National Pools Corporation ("NPC"). Since inception NPC has been developing a system to facilitate participation in group play in state lotteries in the United States and the lotteries of foreign countries. (See Item 16 Description of Business and Item 17 Management Discussion and Analysis or Plan of Operation).

HISTORY OF LOSSES

The Company has experienced recurring net losses since inception and its former operating subsidiary, Ba-Mak Gaming International, Inc. was liquidated during fiscal 1995. Management's intent is to pursue the business plan of its wholly-owned subsidiary National Pools Corporation ("NPC"). NPC is a development stage company focused on developing and implementing a system to facilitate participation in group play in state lotteries in the United States and the lotteries of foreign countries. NPC has not yet earned any revenues from operations.

LACK OF REVENUE FROM OPERATIONS

There are no revenue producing operations and the Company has recognized substantial net losses since its inception through the date of this prospectus and anticipates losses for the next fiscal year. At present, the Company intends to focus its attention and resources on pursuing the business plan of its wholly owned subsidiary, NPC. While the Company's historical financial information is not indicative of the Company's future financial condition, there can be no assurance that the Company's future plan of operation will generate revenues or profits in the future. The Company's existence is dependent upon the success of NPC's HitLoTTo(TM) product, which has not yet been sold as of the date of this Registration Statement.

COMPETITION

Although there are no direct competitors to the Company's wholly owned subsidiary, NPC, there can be no assurance that competition will not develop from companies with greater capital resources than the Company. Further, potential customers of NPC's services have existing alternative methods to participate in the state lotteries of the United States and the lotteries of foreign countries and for making long distance telephone calls.

GOVERNMENT REGULATION

The Company anticipates making significant expenditures to evaluate and accommodate the various government regulations which will affect the Company's plan of operations. The business plan of NPC indicates that the precise legal and regulatory approvals required to implement NPC's plan of operation will depend upon the law of the state or other jurisdiction involved. Therefore, at the present stage of development, there can be no assurance that the Company will be successful in its efforts to secure the appropriate legal and regulatory approval.

CAPITAL REQUIREMENTS

On June 13, 1997, the Company received approximately $1,140,000 in cash from the sale of its formerly wholly owned subsidiary Casino Management of America, Inc. ("CMA"). Although the Company anticipates that these funds will be sufficient to meet the Company's capital requirement for the next twelve months, there can be no assurance that Company will not require additional capital in the future.

DEPENDENCE ON KEY PERSONNEL

The Company's future success depends to a large extent upon the continued services of key employees. The loss of the services of any of the Company's key employees could have a material adverse effect on the Company. The Company believes that its future success depends on its ability to attract and retain highly qualified, managerial, marketing and sales personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to attract, assimilate or retain such personnel. If the Company is unable to retain new personnel, the Company's business, financial condition and results of operations may be materially adversely affected.

ABILITY TO ISSUE PREFERRED STOCK

The Board of Directors has the authority to issue up to 25,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including dividend, liquidation, conversion, voting, redemption or other rights without any further vote or action by the stockholders, which rights could adversely affect the voting power or other rights of the holders of common stock. The rights of the holders of the common stock will be subject to, and may be adversely affected by, the rights of the holders of such Preferred Stock and any holders of Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company.

LIMITED UTILIZATION OF TAX LOSS CARRYFORWARDS

As of June 30, 1997, the Registrant had net operating loss carryforwards of approximately $9,510,000 available for federal income tax purposes that expire through 2010. If there would be a greater than 50% change in the ownership of the Registrant's common stock, Internal Revenue Code Section 382 would place certain restrictions on the amount of the net operating loss ("NOL") that could be utilized in future years. Internal Revenue Code Section 382 limits the use of NOL's to the extent of an amount equal to the fair market value of the Registrant just prior to the 50% or greater change in ownership multiplied by the Federal Long Term Discount Rate. A valuation allowance was recorded in the financial statements to offset the tax benefit resulting from utilization of the NOL carryforward due to the uncertainty surrounding the realization of such tax asset.

LACK OF MARKET FOR SECURITIES

At present, there is a limited market for the Company's Common Stock. There is no assurance that a regular trading market will develop for any of the Company's Securities at the conclusion of this Offering or that if one does develop, such market will be sustained. Therefore, purchasers may be unable to resell the Securities offered herein at or near their original offering price or at any price. Furthermore, it is unlikely that a lending institution will accept the Company's Securities as pledged collateral for loans even if a regular trading market develops.

LACK OF DIVIDENDS

The Company has never paid any cash dividends on its capital stock. The Company presently intends to retain future earnings for use in its business and does not anticipate paying cash dividends in the foreseeable future.

OTHER RISK FACTORS

In addition to the above risks, businesses are often subject to risks not foreseen or fully appreciated by management. In reviewing this prospectus potential investors should keep in mind other possible risks that could be important.

ITEM 4. USE OF PROCEEDS.

If all or any part of the Warrants are exercised, the proceeds received by the Company for the shares of the Company's common stock underlying the Warrants will become immediately available for general corporate purposes in furtherance of the Company's plan of operation. (See Management's Discussion and Analysis or Plan of Operation). However, no funds will be immediately available to the Company and related offering expenses are estimated to be approximately $39,683.

ITEM 5. DETERMINATION OF OFFERING PRICE.

As of January 20, 1998, the common stock of the Company had a bid and an asked price of $.13 and $.14, respectively. The Selling Security Holders have indicated that they may offer their shares for sale at any time or from time to time. As such, the market price for the Company's common stock will determine the offering price received by the Selling Security Holders.

The price the Company will receive for the common stock issued upon the exercise of the Warrants is fixed by the terms of the respective Warrants (See Item 7 and Item 12). Investors should note that the proceeds received by the Company may be less than the market price of the Company's common stock at the time the Warrants are exercised. For the life of the Warrants, the holders are given an opportunity to profit from a rise in the market price for the Company's common stock, if any, without the risk of ownership.

ITEM 6. DILUTION.

There are 18,160,000 shares that may be acquired upon the exercise of certain warrants to purchase common stock held by certain selling security holders; and; there are 11,700,000 shares that may be issued upon conversion of the Company's Series B convertible preferred stock.

ITEM 7. SELLING SECURITY HOLDERS.

There are 35,334,992 shares that are being registered for resale under this registration statement. 17,174,992 of the shares being registered are either issued and outstanding or issuable upon conversion of the Company's Series B Convertible Preferred Stock, while up to 18,160,000 are shares may be issued upon the exercise of certain warrants to purchase common stock held by certain selling security holders.
                                       8

The outstanding warrants consist of the following. There are 1,570,000 New Class A Redeemable Common Stock Purchase Warrants (the "Class A Warrants") outstanding. The Class A Warrant grants the holder the right to acquire one share of the Company's common stock at a price of $.50 per share. There are 3,080,000 New Class B Redeemable Common Stock Purchase Warrants (the "Class B Warrants") outstanding. The Class B Warrant grants the holder the right to acquire one share of the Company's common stock at a price of $.75 per share. There are 1,510,000 New Class C Redeemable Common Stock Purchase Warrants (the "Class C Warrants") outstanding. The Class C Warrant grants the holder the right to acquire one share of the Company's common stock at a price of $1.00 per share. There are 12,000,000 New Class D Redeemable Common Stock Purchase Warrants (the "Class D Warrants") outstanding. The Class D Warrant grants the holder the right to acquire one share of the Company's common stock at a price of $.50 per share.

The following tables set forth information about the securities being offered and includes the name of each selling security holder, the position, office, or other material relationship which the selling security holder has had within the past three years with the Company or any of its predecessors or affiliate, if any, and the amount of each class of securities owned by such selling security holder before the offering, the amount to be offered for the security holder's account, the amount and (if one percent or more) the percentage of the class to be owned by such security holder after the offering is complete.

Class A Warrants

name of each selling            the position,  the        the        the
  security holder               office, or     amount of  amount to  amount
                                other          each       be         and (if
                                material       class of   offered    one
                                relationship   securities for the    percent
                                which the      owned by   security   or more)
                                selling        such       holder's   the
                                security       selling    account    percentage
                                holder has     security              of the
                                had within     holder                class to
                                the past       before                be owned
                                three years    the                   by such
                                with the       offering              security
                                Company or                           holder
                                any of its                           after the
                                predecessors                         offering
                                or                                   is
                                affiliates,                          complete
                                if any
-------------------------------------------------------------------------------
Andrea Valentine                                            20,000     20,000
Austin Church III & Janey Church JTWROS                     20,000     20,000
Charles J. Zanetti                                          10,000     10,000
Charles L. Cox                                              10,000     10,000

Cowen & Co.                                                 40,000     40,000
Dana D. Coulson                                             20,000     20,000
Deepak Chopra                                               20,000     20,000
Douglas A. Miller & Carolyn F. Miller Jt Ten                20,000     20,000
George K. Kickliter                                         40,000     40,000
George R. & Bonnie L. Trautvetter JTWROS                    10,000     10,000
Gustavo Farias                                             120,000    120,000
Irwin Gruverman                                             40,000     40,000
Jack Drummond                                               20,000     20,000
John N. Boyle & Cynthia M. Boyle JTWROS                     70,000     70,000
John P. Rogers                                              10,000     10,000
Lawrence D. & Lynn M. Huntsman Jt Ten                       40,000     40,000
Lawrence Garloch & Reva Garloch JTWROS                      20,000     20,000
Leslie Flood                                               200,000    200,000
Lindsey Capital Inc.                                        80,000     80,000
M&S Associates                                              20,000     20,000
Mary J. Rueter                                              20,000     20,000
Maurice W. Mandel                                           10,000     10,000
Michael Stanton                                             60,000     60,000
Morton H. Seelenfeund                                       40,000     40,000
Nathan A. Low                                              100,000    100,000
Peter Biberstein                                           100,000    100,000
Ramon J. Barany & Nancy Barany JTWROS                       40,000     40,000
Richard D. Mandel                                           10,000     10,000
Robert K. Fuchs                                             40,000     40,000
Ronald M. Urvater                                           40,000     40,000
Ruth I. Low                                                 40,000     40,000
Ted R. Melcher, Jr.                                         40,000     40,000
TH Partnership                                             100,000    100,000
Uri D. Landsman                                             40,000     40,000
Vincent Beatty                                              10,000     10,000
Wilbur & C. Gloria Boyer Trustee                            20,000     20,000
William Barany & Ruth Barany JTWROS                         10,000     10,000
William J. Archer                                           20,000     20,000

Class B Warrants

name of each selling             the position,  the        the        the
  security holder                office, or     amount of  amount to  amount
                                 other          each       be         and (if
                                 material       class of   offered    one
                                 relationship   securities for the    percent
                                 which the      owned by   security   or more)
                                 selling        such       holder's   the
                                 security       selling    account    percentage
                                 holder has     security              of the
                                 had within     holder                class to
                                 the past       before                be owned
                                 three years    the                   by such
                                 with the       offering              security
                                 Company or                           holder
                                 any of its                           after the
                                 predecessors                         offering
                                 or                                   is
                                 affiliates,                          complete
                                 if any,
-------------------------------------------------------------------------------
Allen H. Evert                                               7,000      7,000
Andrea Valentine                                            20,000     20,000
Austin Church III & Janey Church JTWROS                     40,000     40,000
Baron Associates                                             7,000      7,000
Charles J. Zanetti                                          10,000     10,000
Charles L. Cox                                              10,000     10,000
Cowen & Co.                                                 40,000     40,000
Dana D. Coulson                                             20,000     20,000
Deepak Chopra                                               40,000     40,000
Douglas A. Miller & Carolyn F. Miller Jt Ten                20,000     20,000
Gary L. Garrigan                                            20,000     20,000
George K. Kickliter                                         40,000     40,000
George Markelson                                           300,000    300,000
George R. & Bonnie L. Trautvetter JTWROS                    10,000     10,000
Gerald R. Miller                                            14,000     14,000
Gustavo Farias                                             120,000    120,000
Irwin Gruverman                                             40,000     40,000
Jack Drummond                                               20,000     20,000
James W. King & Fran G. King JTWROS                         80,000     80,000
Jim Kalhorn, Trustee Isfahan Holding Ltd.                   40,000     40,000
John N. Boyle & Cynthia M. Boyle JTWROS                     70,000     70,000
John P. Rogers                                              10,000     10,000
Khaled A Al-Araj                                           160,000    160,000
Lawrence D. & Lynn M. Huntsman Jt Ten                       80,000     80,000
Lawrence Garloch & Reva Garloch JTWROS                      20,000     20,000
Leslie Flood                                               260,000    260,000
Liberty Marketing                                           60,000     60,000
Lindsey Capital Inc.                                        80,000     80,000
M&S Associates                                              20,000     20,000
Mary J. Rueter                                              20,000     20,000
Maurice W. Mandel                                           10,000     10,000

Michael D. Krebs                                            80,000     80,000
Michael Stanton                                             60,000     60,000
Morton H. Seelenfeund                                       40,000     40,000
Muhbub Rahman & Donna L. Rahman JTWROS                      40,000     40,000
Nancy P. Levin                                              40,000     40,000
Nathan A. Low                                              100,000    100,000
Peter Biberstein                                           100,000    100,000
Ramon J. Barany & Nancy Barany JTWROS                       40,000     40,000
Reuben D. Peters                                           200,000    200,000
Richard D. Mandel                                           10,000     10,000
Robert K. Fuchs                                             40,000     40,000
Robert S. Loh                                                7,000      7,000
Robert T. Cross                                             14,000     14,000
Ronald M. Urvater                                           40,000     40,000
Ruben Kitay                                                 40,000     40,000
Ruth I. Low                                                 40,000     40,000
Scott W. Smith                                              20,000     20,000
Steven E. Sowieja                                           80,000     80,000
Stuart I. Miller                                             7,000      7,000
Ted R. Melcher, Jr.                                         40,000     40,000
TH Partnership                                             100,000    100,000
Thomas E. Creel                                             20,000     20,000
Uri D. Landsman                                             40,000     40,000
Vincent Beatty                                              10,000     10,000
Wally Guager                                                14,000     14,000
Walter Gauger & Linda Gauger JTWROS                         20,000     20,000
Wilbur & C. Gloria Boyer Trustee                            20,000     20,000
William Barany & Ruth Barany JTWROS                         10,000     10,000
William J. Archer                                           20,000     20,000
William Lloyd                                               20,000     20,000

Class C Warrants

name of each selling             the position,  the        the        the
  security holder                office, or     amount of  amount to  amount
                                 other          each       be         and (if
                                 material       class of   offered    one
                                 relationship   securities for the    percent
                                 which the      owned by   security   or more)
                                 selling        such       holder's   the
                                 security       selling    account    percentage
                                 holder has     security              of the
                                 had within     holder                class to
                                 the past       before                be owned
                                 three years    the                   by such
                                 with the       offering              security
                                 Company or                           holder
                                 any of its                           after the
                                 predecessors                         offering
                                 or                                   is
                                 affiliates,                          complete
                                 if any,
-------------------------------------------------------------------------------
Aliza Alden                                                 13,333     13,333
Allen H. Evert                                               7,000      7,000
Austin Church III & Janey Church JTWROS                     20,000     20,000
Baron Associates                                             7,000      7,000
C&R Resources, Inc.                                         13,334     13,334
Deepak Chopra                                               20,000     20,000
Frederick Barak                                             13,333     13,333
Gary L. Garrigan                                            20,000     20,000
George Markelson                                           300,000    300,000
Gerald R. Miller                                            14,000     14,000
Irwin Gruverman                                             40,000     40,000
James W. King & Fran G. King JTWROS                         80,000     80,000
Jim Kalhorn, Trustee Isfahan Holding Ltd.                   40,000     40,000
Khaled A Al-Araj                                           160,000    160,000
Lawrence D. & Lynn M. Huntsman Jt Ten                       40,000     40,000
Leslie Flood                                                60,000     60,000
Liberty Marketing                                           60,000     60,000
Mel Baron                                                    7,000      7,000
Michael D. Krebs                                            80,000     80,000
Muhbub Rahman & Donna L. Rahman JTWROS                      40,000     40,000
Nancy P. Levin                                              40,000     40,000
Reuben D. Peters                                           200,000    200,000
Robert S. Loh                                                7,000      7,000
Robert T. Cross                                              7,000      7,000
Scott W. Smith                                              20,000     20,000
Steven E. Sowieja                                           80,000     80,000
Stuart I. Miller                                             7,000      7,000
Thomas E. Creel                                             20,000     20,000
Vincent Beatty                                              80,000     80,000
Wally Guager                                                14,000     14,000
Walter & Linda Gauger JTWROS                                20,000     20,000
William Lloyd                                               20,000     20,000

Class D Warrants

name of each selling             the position,  the        the        the
  security holder                office, or     amount of  amount to  amount
                                 other          each       be         and (if
                                 material       class of   offered    one
                                 relationship   securities for the    percent
                                 which the      owned by   security   or more)
                                 selling        such       holder's   the
                                 security       selling    account    percentage
                                 holder has     security              of the
                                 had within     holder                class to
                                 the past       before                be owned
                                 three years    the                   by such
                                 with the       offering              security
                                 Company or                           holder
                                 any of its                           after the
                                 predecessors                         offering
                                 or                                   is
                                 affiliates,                          complete
                                 if any,
-------------------------------------------------------------------------------
Joseph Monterosso                Director &     12,000,000 12,000,000 12,000,000
                                 President                                  100%


Common Stock

name of each selling             the position,  the        the        the
  security holder                office, or     amount of  amount to  amount
                                 other          each       be         and (if
                                 material       class of   offered    one
                                 relationship   securities for the    percent
                                 which the      owned by   security   or more)
                                 selling        such       holder's   the
                                 security       selling    account    percentage
                                 holder has     security              of the
                                 had within     holder                class to
                                 the past       before                be owned
                                 three years    the                   by such
                                 with the       offering              security
                                 Company or                           holder
                                 any of its                           after the
                                 predecessors                         offering
                                 or                                   is
                                 affiliates,                          complete
                                 if any,
-------------------------------------------------------------------------------
Barbara Monterosso                                  28,394     28,394          -
Bernard Accristo                                    24,003     24,003          -
Bert Boekmann                                      760,500    760,500          -
Bill Burgers                                         5,148      5,148          -
Brad Hunt                                          382,200    382,200          -
Brian & Colleen Heslip                               7,893      7,893          -
Carol Jackson                                        8,243      8,243          -
Conrad Dell'Oca Trust                              992,480  1,155,037          -

Dan Monterosso                                   1,746,628  2,149,450          -
Daniel F. Sweet                                        179        179          -
David Hinckley                                       5,148      5,148          -
David Kamachi                                       50,856     50,856          -
Domenik Migliorato                                   6,053      6,053          -
Douglas Coats                                       19,826     19,826          -
Dr. Brian Heslip                                    50,934     50,934          -
Dr. Mark Heslip                                     19,812     19,812          -
Drake Heslip                                           711        711          -
Edward Jasinski                                    126,906    126,906          -
Gary Collins                                        22,438     22,438          -
Gene Blount                                          5,978      5,978          -
Gennaro & Gena Bonfiglio                           258,726    258,726          -
George & Henrietta Rees                              7,392      7,392          -
George Kern                                         16,325     16,325          -
Gerald Hill                                         38,916     38,916          -
Henry Jones                                          2,498      2,498          -
Heslip Trust                                        58,036     58,036          -
James Cerretani                                    281,371    281,371          -
James Tuchi                                         25,428     25,428          -
Janice Winkler                                      16,790     16,790          -
Jeff Waller                                        139,428    139,428          -
Jim Messner                                        515,424    515,424          -
John Collins                                        11,098     11,098          -
John Valencia                                        7,878      7,878          -
Joseph Andre                                       284,232    284,232          -
Joseph Monterosso       President & Director     2,487,566  2,508,131          -
Kenneth Steiner                                    772,512    772,512          -
Leland & Kathrine Rees                             174,495    174,495          -
Mario Desenna                                       16,008     16,008          -
Mark Heslip                                          1,435      1,435          -
Mary Bernstein                                      14,921     14,921          -
Mary Milnee McCann                                  22,952     22,952          -
Mason Latch                                         17,862     17,862          -
Matt Kern                                           16,325     16,325          -
Michael Collins                                     10,951     10,951          -
Michael Walsh                                       18,412     18,412          -
Nick Sanford                                       128,544    128,544          -
Nicole Heslip                                          718        718          -
Norma McLean                                        25,013     31,510          -
Pat Kuleto                                         253,890    253,890          -
Philip Guzzo                                         7,878      7,878          -
Pickett Communications                             239,654    239,654          -
Raymond Benetti, Jr.                                 8,177      8,177          -
Robert P. Jasinski                                  25,428     25,428          -
Robert Rapp Trust                                   22,985     22,985          -
Ronald McGee                                       139,686    176,987          -
Roy Larson                                          19,812     19,812          -
Russell & Marcy McCann                           1,860,428  2,369,744          -
Ryan McCann                                          7,472      7,472          -
SoftBox                                            318,468    318,468          -

Steven Jensen                                       19,695     19,695          -
Theo Suter                                         632,223    744,121          -
Thomas Saberi                                      515,034    515,034          -
Tony Gibbs                                           2,092      2,092          -
Victor Lombardi                                    514,098    514,098          -
Vincent Puccio                                     253,890    253,890          -
Wally Gauger                                       382,200    382,200          -
William Burgers                                     14,252     14,252          -
William Liggett                                     12,540     12,540          -
Winona Bjorklund                                    33,746     33,746          -

ITEM 8. PLAN OF DISTRIBUTION.

The Company has been advised by the Selling Security Holders that they may offer the Shares for sale at any time or from time to time. Such sales may be made in the over-the-counter market, or in privately negotiated transactions. Sales of shares in the over-the-counter market may be by means of one or more of the following: (a) a block trade in which a broker or dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a dealer as principal and resale by such dealer for its account pursuant to this prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Security Holders may arrange for other brokers or dealers to participate.

The Selling Security Holders have advised the Company that they have made no agreement or arrangements with any underwriters, brokers or dealers regarding the resale of the shares prior to the date of this Prospectus. Shares may be sold from time to time to purchasers directly by any of the Selling Security Holders. Alternatively, subject to the overriding requirements of Rule 144, if applicable, the Selling Security Holders may from time to time offer the shares through underwriters, dealers or agents, who may receive compensation in the form of discounts and commissions. Such compensation, which may be in excess of ordinary brokerage commissions, may be paid by the Selling Security Holders and/or the purchasers of the shares for whom such underwriters, dealers or agents may act. The Selling Security Holders and any dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" as defined in the 1933 Act and any profit on the sale of the shares by them and any discounts, commissions or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the 1933 Act.

Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The Company will pay all of the expenses incident to the offering and sale of the shares to the public other than commissions and discounts of underwriters, dealers or agents, if any.

If the Company is notified by the Selling Security Holders that any material arrangement has been entered into with an underwriter for the sale of shares a supplemental prospectus will be filed, if required, disclosing such of the following information as the Company believes appropriate; (i) the name of the participating underwriter; (ii) the number of shares involved; (iii) the price at which such shares are sold; (iv) the commissions paid or discounts or concessions allowed to such underwriter; and (v) other facts material to the transaction.

In connection with this offering the Company and the Selling Security Holders have agreed to indemnify each other against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

ITEM 9. LEGAL PROCEEDINGS.

The Company's legal proceedings during fiscal year 1997 were associated with Nona Morelli's II, Inc. ("Nona") and CMA and therefore do not involve the Company since CMA was sold to Nona in June 1997 and Nona is no longer a controlling parent.

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

(a)    IDENTIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

The Registrant, pursuant to its bylaws, maintains a Board of Directors of between one and twenty five directors and officers, composed of President, Secretary and Chief Financial Officer. Any two or more officer positions may be held by the same person. The directors and officers during fiscal year 1997 are as follows:

-------------------------------------------------------------------------------

                         Position Held
      Name            with the Registrant    Age        Dates of Service
-------------------------------------------------------------------------------

Joseph Monterosso   Director and President   49     November 25, 1996 to Present
                    Chairman of the Board           August 8, 1997 to Present

Dennis Houston      Director                 53     August 8, 1997 to Present
                    Chief Operating Officer         July 1, 1997 to Present
                    (NPC)

Leland Rees         Director                 47     May 5, 1997 to Present

Steven H. Dong      Chief Financial Officer  31     July 16, 1995 to December
                                                    18, 1997

Paula Amanda        Director                 46     May 5, 1997 to June 30, 1997

Fred G. Luke        Chairman of the Board    51     March 30, 1994 to August 8,
                                                    1997
                    President;                      March 30, 1994 to November
                                                    25, 1996
                    Chief Financial Officer         March 30, 1994 to October
                                                    24, 1994

Royce Warren        Director                 56     May 5, 1997 to August 8,
                                                    1997

John D. Desbrow     Secretary                42     March 30, 1994 to July 20,
                                                    1994 and November 8, 1994
                                                    to May 9, 1997
                    Director                        March 30, 1994 to July 20,
                                                    1994

All directors of the Registrant hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Vacancies in the Board of Directors are filled by the remaining members of the Board until the next annual meeting of stockholders. The same current Directors stand for election at the Registrant's next annual meeting. The officers of the Registrant are elected by the Board of Directors at its first meeting after each annual meeting of the Registrant's stockholders and serve at the discretion of the Board of Directors or until their earlier resignation or death.

Directors will be elected by a favorable vote of a plurality of the shares of voting stock present, entitled to vote, and actually voting, in person or by proxy, at the Annual Meeting. Accordingly, abstentions or broker non-voters as to the election of Directors will not affect the election of the candidates receiving the plurality of votes. Properly executed, unrevoked proxies will be voted FOR election of the above-named nominees unless the stockholders indicate that the proxy shall not be voted for any one or all of the nominees.

(b)    BUSINESS EXPERIENCE

The following is a brief account of the business experience for at least the past five years of each director, director nominee and executive officer of the Registrant, including principal occupations and employment during that period, and the name and principal business of any corporation or other organization in which such occupation and employment were carried on.

All of the directors are elected at the annual meeting of shareholders to serve for one year or until their successors are elected and have qualified. Officers serve at the discretion of the Board of Directors.

New Directors and Officers

JOSEPH MONTEROSSO: Mr. Monterosso has used his entrepreneurial skills to launch a variety of companies over the past 25 years, culminating with National Pools Corporation in 1992. Prior to NPC, Monterosso embarked upon fulfilling his lifelong dream of producing his own automobile after attending the Geneva Auto Show in 1986. After raising over $45 million for funding, Monterosso founded LAFORZA AUTOMOBILES, INC., which produced a four-wheel drive sport utility vehicle for the luxury market and established a new mark in four-wheel drive sport vehicles. Monterosso conceived the concept of a new kind of Sports Utility Four Wheel Drive Vehicle when he discovered a unique Italian Sports Utility Vehicle at the Geneva Auto Show in 1986. Monterosso negotiated the design, licensing and purchase of the body stamps and dies from the manufacturer and contracted Pininfarina in Turin to produce the automobile. Monterosso raised the capital through U.S. investors and European partners. Monterosso negotiated all vendor contracts in the U.S. and Italy; including the lengthy and delicate negotiations with Ford to supply the power train and warranty. Monterosso headed AutoItalia SpA, of Turin, the company that produced the automobile. Monterosso supervised the redesign of the automobile to meet U.S. Department of Transportation specifications and market expectations. Designing the interior and the wheels himself, Monterosso resided in Turin at this time, commuting monthly to his home in California, overseeing the production and delivery of the automobile to the U.S.

Upon production of the finished body, interior and chassis in Turin, the LaForza was flown to an after market assembler located in Detroit to receive the Ford engine, drive train and electronics. A final fit and finish was done and the LaForza was then delivered directly to the U.S. distributor, LaForza Automobiles Inc., of Hayward, CA. LaForza Automobiles was independent of the Italian production company, and was operated by a President and CPA. In late 1989 LaForza Automobiles Inc., caught in the market downturn and resulting capital crunch, could not finance their marketing operation and filed for bankruptcy protection and ceased doing business, eventually being liquidated. Monterosso tried to salvage the situation by seeking capital for the U.S. company, but was unsuccessful as he was given only weeks notice of the impending financial shortfall. Without a distribution network Monterosso closed down the production of the automobile, paid AutoItalia's creditors and shelved the designs for the next generation of the automobile that were in process and returned to California in Mid-1990.

AutoItalia produced 650 LaForza vehicles for the U.S. market, almost all are still on the road today and are a highly sought after collector's item, ironically selling for more today than their original price. In hindsight, Monterosso believes that the market timing could have been better and capitalization stronger, while the basic concept was sound. He believes that this is shown by the fact that the rounded, aerodynamic LaForza body style, four wheel-on-the-fly technology, elegant, luxurious yet Spartan design, has subsequently been copied by every sports utility manufacturer currently producing vehicles worldwide; and that the Sports Utility / Light Truck 4 x 4 market is now the strongest share of the U.S. auto market.

In June 1979, Monterosso was named Sales and Operating Vice President for Tony Ward, Inc., an importer of forklifts from Japan. Monterosso left Tony Ward, Inc. to found North American Forklift, Inc. in July 1980. While living in Australia from 1970 - 1979, Monterosso founded three successful firms including a company that manufactured custom wheels and imported accessories for off-road sport vehicles which was subsequently sold to Ford Motor Corporation in 1979.

DENNIS D. HOUSTON: Mr. Houston has served as Chief Operating Officer of NPC since July 1, 1997, and as a Director of the Registrant since August 8, 1997. In 1996, Mr. Houston joined the Chesapeake and Potomac Telephone Co. (a former Bell Operating Company) as a telecommunications consultant. He progressed through various executive management positions in several of the (former) Bell Operating Companies before moving to AT&T headquarters in New York City. His tenure with the Bell System provided him with responsibilities and experience in commercial operations, business office operations, network design, pricing, profitability, public relations, personnel, Capitol Hill liaison, finance, sales and marketing. With the advent of divestiture, Mr. Houston formed his own company initially specializing in acquisitions and importing and exporting of telecommunication equipment. Subsequently he formed several companies, including an organization to franchise long distance companies, as well as the acquisition of financially distressed telecommunications companies. In 1989, he led a group to acquire the controlling interests in Uni-Net, Inc., a telecommunications holding company, and subsequently merged its long distance telephone interests with Discount Communications Services to help form the Universal Network Services organization.

LELAND E. REES: In his role as Chairman of National Pools Corporation's Advisory Board, Leland E. Rees brings strong experience in government, public affairs and finance. He was most recently with Rees and Associates, Inc., a legislative advocacy and governmental affairs firm in Sacramento representing corporations, non-profit organizations and several associations. Rees remains an officer and director of Rees and Associates, Inc. which is wholly owned by he and his wife. Rees has a strong background in finance and banking, as well as both public and private accounting. He worked for five years in corporate banking helping to finance large mergers and was the lead lending officer as well as training officer for both credit analysis and corporate finance. He was invited by the government of the Philippine Islands to instruct a two-week seminar on "Financing Cooperatives" where he spoke to an audience of 100 bankers, attorneys and accountants. Rees then spent 12 years with a Fortune 200 company negotiating large, complex, domestic and international, government and commercial contracts for missile systems and specialty chemicals. Rees joined that firm to start a specialty chemical company which grew to a $20 million/year firm and was merged into its parent. Rees is a founder and a major stockholder of Ventura County National Bank in Oxnard, California. He holds a bachelor's degree in Accounting from the University of Washington in Seattle, Washington and a master's degree in Finance from Governor's State University in Park Forest South, Illinois.

Former Directors and Officers

STEVEN H. DONG: Mr. Dong served as Chief Financial Officer of the Registrant, from July 16, 1995 through December 18, 1997. Mr. Dong, a Certified Public Accountant, previously worked with the international accounting firm of Coopers & Lybrand LLP since 1988. As a Business Assurance Manager with Coopers & Lybrand LLP, Mr. Dong's experience consisted of providing financial accounting and consulting services to privately and publicly held companies. Additionally, Mr. Dong served as Chief Financial Officer of Nona Morelli's II, Inc. from July 16, 1995 through June 30, 1997 and of Hart Industries, Inc. and The Toen Group, Inc. from April 24, 1996 through June 30, 1997. Mr. Dong received his Bachelor of Science degree in Accounting from Babson College in 1988 and is a member in good standing with the California Society of Certified Public Accountants and American Institute of Certified Public Accountants.

PAULA AMANDA: Ms. Amanda used her legal and managerial skills to manage and launch her own successful real estate development company 12 years ago. Most recently, for the last five years, Ms. Amanda has served as in-house counsel for Southern Pacific Transportation Company, specializing in environmental matters. Amanda has extensive experience in all business and environmental matters which has included critical management skills including: the ability to bring together diverse interests in a cooperative and effective manner to accomplish often difficult and complex tasks; experience in managing an $8 million per year environmental budget for the Southern Pacific law department and developing and implementing compliance with a myriad of state and federal laws and regulations. Her strengths lie in the conflict resolutions and communication arenas. Ms. Amanda graduated from UCLA in 1975 with a degree in South East Asian politics and is a member of Phi Beta Kappa. She received her law degree from the University of Santa Clara in 1979.

FRED G. LUKE: Mr. Luke has been Chairman of the Board and President of the Registrant since March 30, 1994 through August 8, 1997, and November 25, 1996, respectively. Mr. Luke has over twenty-six (26) years of experience in domestic and international financing and the management of privately and publicly held companies. Since 1982, Mr. Luke has provided consulting services and has served, for brief periods lasting usually not more than six months, as Chief Executive Officer and/or Chairman of the Board of various publicly held and privately held companies in conjunction with such financial and corporate restructuring services. In addition to his former position with the Registrant, Mr. Luke currently serves as Chairman and Chief Executive Officer of the Registrant's former parent company, Nona, as well as Chairman and President of NuVen Advisors, Inc., ("NuVen Advisors"), President and Director of The Toen Group, Inc. ("Toen"), President of Hart Industries, Inc. ("Hart"), and Chairman and President of Diversified Land & Exploration Co. ("DL&E"). Both Hart, DL&E and Toen are public companies which were formerly traded on NASDAQ or the OTC Bulletin Board. None have ongoing operations. NuVen Advisors provides managerial, acquisition and administrative services to public and private companies including Nona, Hart, Toen and formerly the Registrant. Mr. Luke received a Bachelor of Arts Degree in Mathematics from California State University, San Jose in 1969.

JOHN D. DESBROW: Mr. Desbrow served as Secretary of the Registrant from March 30, 1994 to July 20, 1994 and from November 8, 1994 to May 9, 1997. He was also a director of the Registrant from March 30, 1994 to July 20, 1994. Additionally, Mr. Desbrow was Secretary of Nona from December 20, 1993 to May 9, 1997. Mr. Desbrow is a member in good standing of the State Bar of California and has been since 1980. Prior to joining the Registrant, Mr. Desbrow was in the private practice of law. Mr. Desbrow received his Bachelor of Science degree in Business Administration from the University of Southern California in 1977, his Juris Doctorate from the University of Southern California Law Center in 1980, and his Master of Business Taxation degree from the University of Southern California Graduate School of Accounting in 1982. Mr. Desbrow also served as a Director and Secretary of Hart Industries, Inc. and as a director of The Toen Group Inc. through May 9, 1997.

ROYCE WARREN: Mr. Royce Warren is a consultant to the Cheyenne Casino & Hotel in Las Vegas, Nevada. Mr. Warren has been a consultant to the Cheyenne Casino & Hotel since November 1995. Since August 1, 1985, Mr. Warren has served as President of The Cattle Baron Inc. whose projects include a restaurant and casino hotel project in Henderson, Nevada. Mr. Warren has more than 25 years experience in gaming personnel recruitment.

    ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth, as of December 15, 1997, the stock ownership of each person known by the Registrant to be the beneficial owner of five percent or more of the Registrant's voting securities and each officer, director, director nominees, and all officer's and directors as a group. Unless otherwise indicated, each person has beneficial voting and investment power with respect to the shares owned.


NAME AND ADDRESSES OF                          SHARES OF COMMON STOCK
  BENEFICIAL OWNERS                              BENEFICIALLY OWNED
---------------------                          ----------------------

                                            NUMBER                PERCENTAGE
                                            ------                -----------

Nona Morelli's II, Inc.(1)                  7,800,000 (2)         16%

Structure America, Inc.                     2,000,000             5%
550 N. Jefferson
Loveland, CO 80537

NuVen Advisors, Inc.(1)(5)                  2,000,000             8%(5)

Universal Network Services, Inc.(6)         1,712,802             14%(6)
Suite 200
Two Corporate Plaza Drive
Newport Beach CA 92660

Fred G. Luke(1)(5)                          1,131,176             8%(5)

Steven H. Dong                                                    3%
Two Corporate Plaza Dr., # 200              1,312,500(4)
Newport Beach CA 92660

Joseph Monterosso                          21,211,644(3)          35%
550 15th Street
San Francisco, CA 94103

John D. Desbrow(1)                            123,750
1406 Estelle Lane
Newport Beach Ca 92660

Dennis D. Houston(6)                        5,250,000(4)          17%(6)
Two Corporate Plaza Dr., #200
Newport Beach CA 92660

All directors and executive                29,736,946             43%
officers as a group
-------------------------------------

(1)  The address is 4695 MacArthur Court, Ste. #530, Newport Beach CA 92660.

(2) 7,800,000 common shares are subject to a Put/Option Agreement with Mr. Monterosso.

(3) 21,211,644 common shares assumes full conversion of 18,098 shares of Series B Preferred shares (common stock equivalent of 1,411,644 common shares) and full conversion of 6,000,000 New Class D Warrants (common stock equivalent of 12,000,000 common shares) and complete exercise of an option to purchase 7,800,000 shares of common stock held by Mr. Monterosso.

(4) With respect to Mr. Dong and Mr. Houston, 800,000 and 5,250,000 shares, respectively are subject to options granted and unexercised.

(5) The Luke Family Trust (the "Luke Trust") owns 93% of NuVen Advisors, formerly New World. Fred G. Luke, as Co-Trustee of the Luke Trust determines the voting of such shares and, as a result, may be deemed to control the Luke Trust. The 8% percentage shares of Common Stock beneficially owned includes both 2,000,000 and 1,131,176 shares held by NuVen and Fred G. Luke, respectively.

(6) Dennis Houston is the President and majority shareholder of Universal Network Services, Inc. and as a result may be deemed the control person of Universal Network Services, Inc. The 14% percentage shares of common stock beneficially owned includes both 21,959 Series B Preferred Shares (common stock equivalent of 1.712,802 common shares) and 5,250,000 common shares beneficially held by Universal Network Services, Inc. and Dennis Houston, respectively.

The following table sets forth, as of December 15, 1997, the 14% Preferred Stock ownership of all holders of more than five percent of the 14% Preferred Stock of the Registrant. No officers or directors own any shares of the 14% Preferred Stock.

                  NAME AND ADDRESS OF                  14% PREFERRED STOCK
                   BENEFICIAL OWNER                     BENEFICIALLY OWNED
                 -------------------                   --------------------
                                                    NUMBER         PERCENTAGE
                                                 -------------- ----------------

                 Raymond C. Kitely
                 20079 Glen Arbor Court
                 Saratoga, CA  95070                30,000           17.6%


                 Eli Moshe
                 110 S. Sweetzer,
                 No. 301
                 Los Angeles, CA  90048             10,000            5.9%

                 Walter K. Theis,  M.D.
                 1200 Corsica Drive
                 Pacific Palisades,  CA  90272      20,000           11.8%


                 David Seror,
                 Chapter 7 Trustee for the
                 Estate of David A. Paletz
                 221 N. Figueroa St., Room 800
                 Los Angeles, CA  90012             77,500           45.6%


                 Neil Miller
                 2790 Forrester Drive
                 Los Angeles, CA  90064             15,000            8.8%

                 David Sheetrit
                 c/o Moshe Shram
                 929 East Fourteenth Street
                 Los Angeles, CA  90021             10,000            5.9%
                 ------------------------------- -------------- ----------------


                       ITEM 12. DESCRIPTION OF SECURITIES.

This registration statement covers up to 35,334,992 shares of the Company's $.01 par value common stock. The Company is authorized to issue up to 333,000,000 shares of common stock. Each share of common stock is entitled to one vote at all meetings of shareholders. All shares of common stock are equal to each other with respect to liquidation rights and dividend rights. The Certificate of Incorporation does not provide for cumulative voting at the election of directors or preemptive rights.

In the event of liquidation, dissolution, or winding up of the Company, holders of common stock will be entitled to receive on a pro rata basis all assets of the Company remaining after satisfaction of all liabilities, including the liquidation preference of the holders of the Company's 14% Preferred Stock or any other series of preferred stock subsequently issued that has a liquidation preference.

Up to 18,160,000 shares that are covered by this registration statement are shares that may be issued upon the exercise of certain warrants to purchase common stock held by certain Selling Security Holders. The outstanding warrants consist of the following:

1,570,000 New Class A Redeemable Common Stock Purchase Warrants (the "Class A Warrants") outstanding. The Class A Warrant grants the holder the right to acquire one share of the Company's common stock at a price of $.50 per share. The Warrant Agreement that created the Class A Warrants was executed in June 1993 in connection with a private placement of the Company's common stock. The Company subsequently amended the Warrant Agreement to extend the term of the Class A Warrants to the period ending 365 days subsequent to the effective date of this registration statement.

3,080,000 New Class B Redeemable Common Stock Purchase Warrants (the "Class B Warrants") outstanding. The Class B Warrant grants the holder the right to acquire one share of the Company's common stock at a price of $.75 per share. The Warrant Agreement that created the Class B Warrants was executed in June 1993 in connection with a private placement of the Company's common stock. The Company subsequently amended the Warrant Agreement to extend the term of the Class B Warrants to the period ending 365 days subsequent to the effective date of this registration statement.

1,510,000 New Class C Redeemable Common Stock Purchase Warrants (the "Class C Warrants") outstanding. The Class C Warrant grants the holder the right to acquire one share of the Company's common stock at a price of $1.00 per share. The Warrant Agreement that created the Class A Warrants was executed in August 1993 in connection with a private placement of the Company's common stock. The Company subsequently amended the Warrant Agreement to extend the term of the Class C Warrants to the period ending 365 days subsequent to the effective date of this registration statement.

12,000,000 New Class D Redeemable Common Stock Purchase Warrants (the "Class D Warrants") outstanding. The Class D Warrant grants the holder the right to acquire one share of the Company's common stock at a price of $.50 per share. The Warrant Agreement that created the Class D Warrants was executed in March 1994 in connection with a Stock Purchase Agreement between the Company and Nona Morelli's II, Inc. The Class D Warrants expire on March 30, 2004.

                 ITEM 13. INTEREST OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 14. DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                  LIABILITIES.

Under Delaware law, a corporation may indemnify its officers, directors, employees, and agents under certain circumstances, including indemnification of such persons against liability under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                   ITEM 15. ORGANIZATION WITHIN LAST 5 YEARS.

Since 1992, substantially all of the Company's efforts have been directed toward merging with or acquiring another company or companies. In September 1992, prior management established a wholly-owned subsidiary to pursue domestic gaming activities. This subsidiary, Ba-Mak Gaming International, Inc., ceased operations and was liquidated under the supervision of the United States Bankruptcy Court in fiscal 1996.

In fiscal 1995, the Company acquired Casino Management of America, Inc. ("CMA") and CMA became a wholly-owned subsidiary of the Company. CMA formed two wholly-owned subsidiaries, NuOasis Las Vegas, Inc. and NuOasis Laughlin, Inc. for the purpose of acquiring gaming assets in the Las Vegas and Laughlin, Nevada area, respectively. CMA, NuOasis Las Vegas, Inc. and NuOasis Laughlin, Inc. never achieved revenues from operations.

On June 13, 1996, the Company's controlling shareholder, Nona Morelli's II, Inc. ("Nona") entered into an Option Agreement (the "Option Agreement") with Joseph Monterosso, President of National Pools Corporation ("NPC") and an individual previously unrelated to the Company. The Option Agreement granted Monterosso and/or his assigns the option to purchase the 250,000 Series B Preferred Stock owned by Nona at $13.00 per share, or a total of $3,250,000, with a minimum purchase of 110,000 shares.

Subsequent to the Option Agreement, the Company acquired NPC under a Stock Purchase Agreement with each of the shareholders of NPC pursuant to which the Company issued a series of Secured Promissory Notes (the "Notes") in the aggregate amount of $1,200,000 and 1,000,000 shares of the Company's common stock in exchange for all of the outstanding shares of NPC. The Notes are convertible into a total of 241,900,000 shares of the Company's common stock contingent upon NPC's operations achieving certain financial goal over the next several years. The Notes are non-recourse, secured by the assets of NPC, bear interest at 8% per year, and are due and payable on May 31, 1999. Under the terms of the Notes, for every $250,000 of net annual operating income achieved by NPC, $7,500 in principal amount of the Notes may be converted into 1,511,875 shares of the Company's restricted common stock.

On June 13, 1997, Mr. Monterosso partially exercised the Option Agreement and purchased 128,041 shares of the Company's Series B Preferred Stock from Nona. Nona subsequently bought the Company's wholly-owned subsidiary, CMA, for $1,140,000. The Company intends to make most, if not all, of the $1,140,000 cash proceeds available to NPC so that NPC can pursue its business plan.

On August 22, 1997 and effective June 13, 1996, the Option Agreement was amended (the "Amended Option") to increase the exercise price for 21,959 of the Series B Shares from $13.00 per share to $72.20 per share, or approximately $1,585,000 for the 21,959 shares of Series B Preferred Stock. The option to purchase the remaining 100,000 Series B Shares was terminated. Concurrently, Nona granted Mr. Monterosso a new option to purchase the remaining 100,000 Series B Shares at an exercise price of $11.70 per share. Additionally, as consideration for granting the new option, Nona acquired the right to require Mr. Monterosso to purchase all or any remaining unexercised shares of the 100,000 Series B Shares in its entirety by September 1, 1998.

Closing on September 2, 1997, but effective June 10, 1997, Mr. Monterosso exercised the Amended Option to purchase 21,959 Series B Shares, at $72.20 per share, by payment to Nona of approximately $1,585,000. The 21,959 Series B Shares acquired may be immediately converted into 1,712,802 shares of restricted Group V common stock.

Concurrent with the exercise of the Amended Option, Group V released Nona from liability, if any, arising from any events while Nona controlled Group V, in exchange for approximately $1,585,000 in marketable securities.

On September 2, 1997, Nona sold to Mr. Monterosso 6,000,000 New Class D Warrants in consideration for a $1,800,000 promissory note secured by the New Class D Warrants, due in September 1998. Each New Class D Warrant is exercisable at $1.00 per share and entitles Mr. Monterosso to receive, upon exercise, two shares of common stock, or a total of 12,000,000 common shares if all New Class D Warrants are exercised. The New Class D Warrants expire on March 30, 2004, and to date, none of the New Class D Warrants have been exercised.

On September 2, 1997, Nona granted to Mr. Monterosso an option to purchase 7,800,000 common shares of the Company exercisable at $0.15 per share after Nona's election to convert the 100,000 shares of Series B Preferred Stock into 7,800,000 common shares.

As a result of the acquisition of NPC and the sales and purchases of the Series B Preferred Stock, as discussed above, a change in control of the Registrant has occurred and the Registrant is now no longer a controlled subsidiary of Nona.

In September 1997, the Company agreed to acquire a 50% convertible net profits interest ("Net Profits Interest") in Universal Network Services, Inc. ("UNSI"). NPC's Chief Operating Officer is a shareholder and officer of UNSI. The Net Profits Interest will provide the Company with up to 50% of UNSI's net operating profit and grant the Company the option to convert its Net Profits Interest into an equity interest of up to 100% of UNSI's issued and outstanding common stock. No agreements have yet been executed and negotiations are still in process. UNSI is an interexchange carrier that provides telecommunications services to both residential and business customers throughout the United States and certain foreign countries.

In October 1997, the Company agreed in principle to purchase a fifty percent net profits interest in Magnet Telecom, Inc. ("MTI") a privately held telecommunications network marketing company and an affiliate of UNSI. As of this date of this registration statement, no agreements have been finalized.

Also in October 1997, the Company and Lottoworld, Inc. agreed in principle to form a new joint venture company whereby Lottoworld will assign all of its publishing assets, including the Lottoworld Magazine, to the new joint venture company. As of this date no agreements have been finalized.

                        ITEM 16. DESCRIPTION OF BUSINESS.

Group V Corporation (formerly, NuOasis Gaming, Inc.) ("Group V", the "Company", or the "Registrant") was originally incorporated in the State of Delaware in 1987. As of the date of filing this Report, the Registrant has no current ongoing business. The Registrant is presently evaluating business opportunities for possible acquisition within the gaming and telecommunication industry and during the fiscal year ended June 30, 1997, the Registrant acquired National Pools Corporation, a developer of a group play system in state lotteries in the United States and foreign countries.

THE BUSINESS AND HISTORY OF NATIONAL POOLS CORPORATION

National Pools Corporation ("NPC") is a California corporation doing business at 550 15th Street, San Francisco, California 94103. Since inception NPC has been developing a system to facilitate participation in group play in state lotteries in the United States and the lotteries of foreign countries. The program developed by NPC was named "Hit-LoTTo(TM)". The Hit-LoTTo(TM) program uses debit cards, telecommunications, and proprietary computer software to organize and market lottery pools for lottery players who participate in various state lotteries. This program provides players of the various Lotteries the opportunity to increase their chances of winning by 100 times by randomly pooling with 99 other players. Since inception NPC's operations have been devoted primarily to the formulation and design of the telecommunication and computer technology to support the Hit-LoTTo(TM) program.

NPC plans to offer its proprietary Hit-LoTTo(TM) service to the public through the sale of a prepaid card, the "Hit-LoTTo(TM) Value Card." The Hit-LoTTo(TM) Value Card will be sold at approved outlets and Lottery retailers fOR $10 and $20 each. Each card will hold four or eight respective plays. Through a network of retailers, NPC will distribute the Hit-LoTTo(TM) Value Card enabling participation in the program. To join a pool, callers will simply call 1-800-Hit-LoTTo(TM), enter their Hit-LoTTo(TM) card number and Personal Identification Number ("PIN"), and be automatically entered into the open pool. NPC will administer the pools and purchase 100 Lottery tickets on behalf of the pool members. Pools will be composed of players present in the state issuing lottery tickets to be purchased by the pools; for example, players in Idaho would enter pools by purchasing tickets issued by the Idaho Lottery. Pools of players will be automatically formed by voice response computers after callers enter their Hit-LoTTo(TM) Value Card number and password. Pool play is allowed only after the card number, password and account balance have been validated. Each pool consists of one hundred $1.00 Lottery tickets, and each pool is completed after receipt of 100 successful Hit-LoTTo(TM) telephone calls. Each call equates to one pool position and pools are formed for the next available Super Lotto jackpot.

NPC will act as an agent of the players (callers) by coordinating the formation of groups or pools of purchasers of Lottery tickets. NPC charges each member of the pools formed a fee ($2.50 per play) for NPC's service of coordinating the pool and purchasing the associated tickets on behalf of the pool members from an authorized Lottery retailer.

Once a pool has 100 members it is closed, the computer starts a new pool, and NPC purchases the 100 lottery tickets on behalf of the just closed pool. Tickets will be Lottery generated "Quick Picks" and are always purchased in sequence (to avoid any manipulation of tickets). The pool will then be associated with the corresponding 100 tickets. The first and last sequence numbers will be entered into NPC's database to ensure the integrity of the pool. Further, all tickets will be endorsed and stamped with the company name, the pool number, date and time. The physical tickets will be bound to a pool draw card and deposited in a safe until the winning numbers are announced and verified by the Lottery. The winnings will be automatically announced to the player the next time he or she plays Hit-LoTTo(TM). Winning pools will also be announced in daily newspapers and on radio and T.V. When a player has depleted the value of the Hit-LoTTo(TM) Value Card, it can then be easily "recharged"; the card balance can also be transferred to a new Hit-LoTTo(TM) Value Card. Hit-LoTTo(TM) players will be able to cash out their winnings at any time.

Pool winnings between $5 and $599 are automatically credited to the player's Hit-LoTTo(TM) Value Card one business day after the lottery draw. NPC will process winning tickets and claim prize winnings with the Lottery on behalf of pool members. When pool winnings are over $600, NPC will provide the names of the individual winning pool members to the Lottery by filling out the State Lottery Multiple Ownership Claim form. In general, a State Lottery will pay winnings in amounts between $600 and $1 million in a one time payment directly to pool members in accordance with established policies and procedures for that state's Group Play. Prize amounts of $1 million, or more, will generally be paid by the State Lottery directly to winners over a 20 year period by the Lottery. NPC does not participate in any winnings or prizes.

NPC provides its Hit-LoTTo(TM) Value Card with a valuable second feature, long distance calling service. The Hit-LoTTo(TM) Value Card can be used to make long distance calls from any touch tone telephone in the United States to anywhere around the world. At the end of a long distance call, NPC will debit the Hit-LoTTo(TM) Value Card for the cost of the call.

NPC's objective is to attract 1.5% of the more than $2.5 billion average monthly lottery tickets purchased in the United States to become members of an NPC administered Hit-LoTTo(TM) pool through the convenience of the telephone and the Hit-LoTTo(TM) Value Card.

NPC intends to introduce its Hit-LoTTo(TM) program in selected states after additional review of the potential markets, the regulatory environment in those states and similar factors. At the present time, NPC believes that the Hit-LoTTo(TM) concept should be introduced in one or more smaller markets and only introduced into larger markets, such as California, where the initial test of the Hit-LoTTo(TM) took place, after the concept is successfully proven in smaller markets. Arizona, Illinois, and Missouri are states presently under consideration. The precise legal and regulatory approvals required depend on the laws of the state involved. NPC has retained the law firm of Bagatelos & Fadem and the former chairman of the lottery consulting division of KPMG Peat Marwick to do legal research and advise NPC concerning the law and regulatory climate in several states with lotteries. NPC will need to retain counsel to review local law, determine what, if any, regulatory approval is necessary and obtain it. Consultations with lottery officials will be undertaken to structure the program in each particular state to either make obtaining regulatory approval likely as possible or to eliminate the need for such approval by securing the consent to the program by regulators in a form not needing formal approval. Preliminary research and discussions with regulators in several states suggest that such informal approval or cooperation is likely, but NPC does not yet know the precise regulatory and legal approvals that must be obtained before it can begin operations in the states where it intends to do business.

NPC has obtained three opinions on the legality of its Hit-LoTTo(TM) program under the California Lottery Law from the law firm of Adkins, Rothman & Morris, the most recent in 1994. The 1994 opinion of Adkins, Rothman & Morris concluded that the intended business operations of NPC would not violate any criminal or statutory prohibition of the State of California, including the California State Lottery Act of 1984, as amended, or any regulation of any agency, municipality or subdivision of the State of California. NPC now does not intend to introduce its Hit-LoTTo(TM) program into California until it has proven successful in a smaller market and this opinion cannot be relied upon in other states.

In the fall of 1994, after securing second round private debt financing, NPC tested the Hit-LoTTo(TM) program in San Diego, California. In addition to establishing telephone lines in which players could call to enter pools, a limited publicity and advertising campaign was launched in San Diego, as an attempt to secure retail outlets for the Hit-LoTTo(TM) cards. NPC was able to successfully obtain publicity and place advertisements for its program in local media. Mailing to 1,200 convenience store operators, taverns and other possible retail outlets yielded a 3% positive response, i.e., the merchant agreed to become a Hit-LoTTo(TM) retail outlet. Follow-up calls to those merchants (approximately 30 to 50 per day) resulted in a 50% favorable response from those called. One hundred pools were formed on the 1-900-Hit-LoTTo(TM) number which was in operation for only a few days. The 1-800-Hit-LoTTo(TM) number, which was not advertised or even able to form pools, received 1,000 calls per hour during the few days the line was open. NPC assumes interested parties called this number rather than the 1-900-Hit-Lotto number to save money. While calls were answered automatically, callers could not enter pools.

Due to limited funding, the experiment was restricted to several weeks of publicity and advertising and one week of operation. NPC's management deemed the results successful in that the Hit-LoTTo(TM) program attracted media interest, retail vendors of Hit-LoTTo(TM) cards proved receptive and, in the relatively limited time phone lines were open, customers appeared willing to play lottery games under the Hit-LoTTo(TM) program in numbers sufficient to generate the minimum projected revenues in the NPC business plan.

After the premature end of the marketing test of the Hit-LoTTo(TM) program, NPC ceased publicity efforts and efforts to operate the program on a retail basis. Limited development of necessary software and other technical systems continued for several months. Lack of funds required further cut backs and reductions in operations. By early 1995, NPC had one full time employee, Joseph Monterosso ("Monterosso") as the President and Chief Executive Officer of NPC, who concentrated his efforts on raising capital and maintaining contacts with vendors and other providers of goods and services to NPC. Nominal amounts of capital were raised from NPC shareholders, both by short term loans, which have since been converted into equity, and additional stock purchases by NPC shareholders to allow NPC to operate.

While the Company's management is confident about the viability of the Hit-LoTTo(TM) program and believes that acquiring NPC and assisting in the funding of the launch of its Hit-LoTTo(TM) program represents an excellent opportunity for the Company, the ultimate market acceptance of the Hit-LoTTo(TM) program cannot be guaranteed. Likewise, there can be no guarantee that NPC, as a subsidiary of the Company, will be able to acquire all of the necessary regulatory approvals, enter into all the necessary service and other contracts or otherwise accomplish all tasks needed to launch and to operate the Hit-LoTTo(TM) program.

Although the Hit-LoTTo(TM) program is trademarked and the system is proprietary, the Registrant expects competition from those who may have more personnel and greater financial resources than the Registrant. NPC is also dependent on group play by the general public in states that Hit-LoTTo(TM) is sold. As of the date of this Report, there have been no sales generated by NPC.

ACQUISITION OF NATIONAL POOLS CORPORATION

On June 13, 1996, Nona Morelli's II, Inc. ("Nona"), the then controlling parent of Group V, granted an option (the "Option") to Joseph Monterosso, the current President of the Company, to acquire 250,000 Series B Preferred Shares of Group V (the "Series B Shares") owned by Nona. The Option is exercisable at a price of $13.00 per share.

On December 19, 1996, Group V entered into Stock Purchase Agreements with each of the shareholders of NPC pursuant to which Group V agreed to issue a series of Secured Promissory Notes (the "Notes") in the aggregate principal amount of $1,200,000 and 1,000,000 shares of Group V's restricted common stock to the NPC shareholders in exchange for all of the issued and outstanding shares of capital stock of NPC. The Notes are convertible into a maximum of 241,900,000 shares of Group V common stock. The conversion of the Notes are contingent upon NPC's operations achieving certain financial goals over the next several fiscal years. The terms of the conversion are, for every $250,000 of net annual operating income achieved by NPC, $7,500 in principal amount of the Notes may be converted into 1,511,875 shares of restricted Group V common stock. The Notes are non-recourse to Group V, secured by the assets of NPC, bear interest at 8% per annum, and are due and payable on May 31, 1999. As part of this acquisition, Nona and Group V agreed to a debt assumption agreement whereby all Group V debt in excess of $20,000 on December 24, 1996, except for amounts owed to certain affiliates, which have been converted into shares of Group V common stock, was assumed by Nona. The NPC Stock Purchase Agreements closed on December 24, 1996.

On June 13, 1997, Mr. Monterosso exercised the Option to purchase 128,041 Series B Shares, at $13.00 per share, by payment to Nona of approximately $1,665,000. The 128,041 Series B Shares acquired may be immediately converted into 9,987,198 shares of restricted Group V common stock. Additionally, on June 13, 1997, Group V sold its wholly owned subsidiary, CMA, to Nona for cash of $1,140,000, notes receivable from NPC aggregating $245,836 and a credit against the Nona intercompany account of $95,000.

On August 22, 1997 and effective June 13, 1996, the Option was amended (the "Amended Option") to increase the exercise price for 21,959 of the Series B Shares from $13.00 per share to $72.20 per share, or approximately $1,585,000 for the 21,959 shares of Series B Preferred Stock. The option to purchase the remaining 100,000 Series B Shares was terminated. Concurrently, Nona granted Mr. Monterosso a new option to purchase the remaining 100,000 Series B Shares at an exercise price of $11.70 per share. Additionally, as consideration for granting the new option, Nona acquired the right to require Mr. Monterosso to purchase all or any remaining unexercised shares of the 100,000 Series B Shares in its entirety by September 1, 1998.

Closing on September 2, 1997, but effective June 10, 1997, Mr. Monterosso exercised the Amended Option to purchase 21,959 Series B Shares, at $72.20 per share, by payment to Nona of approximately $1,585,000. The 21,959 Series B Shares acquired may be immediately converted into 1,712,802 shares of restricted Group V common stock.

Concurrent with the exercise of the Amended Option, Group V released Nona from liability, if any, arising from any events while Nona controlled Group V, in exchange for approximately $1,585,000 of marketable securities.

On September 2, 1997, Nona sold to Mr. Monterosso 6,000,000 New Class D Warrants in consideration for a $1,800,000 promissory note secured by the New Class D Warrants, due in September 1998. Each New Class D Warrant is exercisable at $1.00 per share and entitles Mr. Monterosso to receive, upon exercise, two shares of common stock, or a total of 12,000,000 common shares if all New Class D Warrants are exercised. The New Class D Warrants expire on March 30, 2004, and to date, none of the New Class D Warrants have been exercised.

On September 2, 1997, Nona granted to Mr. Monterosso an option to purchase 7,800,000 common shares of the Company exercisable at $0.15 per share after Nona's election to convert the 100,000 shares of Series B Preferred Stock into 7,800,000 common shares.

As a result of the acquisition of NPC and the sales and purchases of the Series B Preferred Stock, as discussed above, a change in control of the Registrant has occurred and the Registrant is now no longer a controlled subsidiary of Nona.

In September 1997, the Company agreed to acquire a 50% convertible net profits interest ("Net Profits Interest") in Universal Network Services, Inc. ("UNSI"). NPC's Chief Operating Officer is a shareholder and officer of UNSI. The Net Profits Interest will provide the Company with up to 50% of UNSI's net operating profit and grant the Company the option to convert its Net Profits Interest into an equity interest of up to 100% of UNSI's issued and outstanding common stock. No agreements have yet been executed and negotiations are still in process. UNSI is an interexchange carrier that provides telecommunications services to both residential and business customers throughout the United States and certain foreign countries.

In October 1997, the Company agreed in principle to purchase a fifty percent net profits interest in Magnet Telecom, Inc. ("MTI") a privately held telecommunications network marketing company and an affiliate of UNSI. As of this date of this report, no agreements have been finalized.

Also in October 1997, the Company and Lottoworld, Inc. agreed in principle to form a new joint venture company whereby Lottoworld will assign all of its publishing assets, including the Lottoworld Magazine, to the new joint venture company. As of this date no agreements have been finalized.

OTHER BUSINESS HISTORY

In September 1992, prior management redirected the Registrant's focus to the legalized gaming business. In this connection, on December 15, 1992, the Registrant established a gaming subsidiary in Louisiana named Phillips Gaming International, Inc., a Louisiana corporation. On December 8, 1993, Phillips Gaming International, Inc. changed its corporate name to Ba-Mak Gaming International, Inc. ("Ba-Mak"). On April 8, 1993, Ba-Mak obtained a license to distribute and conduct route operations of electronic video bingo machines to licensed charitable gaming locations in the state of Louisiana. Ba-Mak filed for protection under Chapter 11 of the U.S. Bankruptcy Code in October 1995. Operations of Ba-Mak continued through April 20, 1995, at which time Ba-Mak converted its Chapter 11 bankruptcy proceeding into a proceeding under Chapter 7 of the Bankruptcy Code (the Ba-Mak Bankruptcy). As a result, all gaming operations at Ba-Mak ceased and the Chapter 7 Trustee took possession of Ba-Mak's assets and liquidated such assets for the benefit of Ba-Mak's bankruptcy estate. Gaming revenues from Ba-Mak will not recur in future years due to the bankruptcy and liquidation of Ba-Mak.

Since 1992, substantially all of the Registrant's efforts were directed toward acquiring or merging with another company (or companies), preserving remaining capital, raising additional capital and creating a new operating entity, in addition to settling certain pending lawsuits and other obligations of the Registrant.

On January 13, 1994, the Registrant entered into a Stock Purchase and Business Combination Agreement (the "1994 Stock Purchase Agreement") with Nona and Nona's wholly-owned subsidiary, Casino Management of America, Inc. ("CMA"), whereby the Registrant agreed to purchase all of the outstanding capital stock of CMA from Nona in exchange for the Registrant issuing to Nona a) 2,000,000 shares of common stock; b) 250,000 shares of Series B Convertible Preferred Stock; c) 6,000,000 New Class D common stock purchase warrants; and d) an option to purchase up to an additional 6,000,000 shares of common stock. The closing occurred on March 30, 1994 (the "Closing Date"), whereby CMA became a wholly-owned subsidiary of the Registrant. The former Board of Directors, with the exception of Gary L. Blum, resigned and elected replacement Directors nominated by Nona.

At the Closing, the Registrant issued to Nona, 2,000,000 shares of the Registrant's common stock, 250,000 shares of Series B Preferred Stock, 6,000,000 New Class D Warrants, and an option to purchase up to an additional 6,160,000 shares of the Registrant's common stock, exercisable under certain conditions (the "Nona Option"). A Certificate of Designations, Preferences and Rights, a Warrant Certificate and an Option Agreement setting forth the terms and conditions of the Series B Preferred Stock, the New Class D Warrants and the Nona Option, respectively, were prepared and approved by the Registrant prior to the Closing Date and were filed as Exhibits to a Current Report on Form 8-K dated March 31, 1994 and filed on April 11, 1994.

As a result of the 1994 Stock Purchase Agreement with Nona, a change in voting control of the Registrant occurred in March 1994 and the Registrant effected the corporate name change to "NuOasis Gaming, Inc." on September 23, 1994. Based on 30,000,000 shares of common stock outstanding at September 30, 1994, Nona could vote 40.2% of the Registrant's voting securities by virtue of its ownership of 491,847 shares of common stock and 250,000 shares of Series B Preferred Stock, and the Registrant became, at that time, a controlled subsidiary of Nona, a publicly-held company whose shares are traded on NASD-OTC Bulletin Board.

While under the control of Nona, the Registrant sought to divide its business segments, both development stage and operational, into separate subsidiaries. The restructuring was undertaken to allow the Registrant to redefine its business segments and focus on specific business opportunities. The restructuring entailed a change in the Board of Directors, upper and local management and a segregation of the Registrant's then operational segment from its developmental stage segments in separate subsidiaries.

Following the Ba-Mak bankruptcy, the Registrant began evaluating business opportunities for possible acquisition. Since then, the Registrant has acquired NPC and concurrently sold CMA and its subsidiaries back to Nona (see above). The Registrant will continue to operate as a holding company and supervise and provide administrative and other services to NPC and other businesses which may be acquired.

HISTORICAL OPERATING SUBSIDIARIES

        (1)    BA-MAK GAMING INTERNATIONAL, INC.

On September 30, 1994, Ba-Mak had agreements with five charitable gaming establishments in New Orleans at which 140 video bingo machines were operating. Ba-Mak recognized as gaming revenues the gross funds deposited in video bingo machines. Ba-Mak realized gross profits, or "net win" as represented by the difference between gross funds deposited into the machines and payments to customers. Ba-Mak realized net operating profits by way of the percentage of the net win after payments to the charitable organizations, the location owners and the State of Louisiana for gaming taxes. On October 28, 1994, Ba-Mak filed for protection under Chapter 11 of the U.S. Bankruptcy Code in the Eastern District of Louisiana. Commencing October 28, 1994, Ba-Mak, as a Debtor-in-Possession, continued to operate as a charitable bingo route operator in Louisiana. In April 1995, operations ceased when the bankruptcy proceeding was converted to a proceeding under Chapter 7. Since April 1995, the Chapter 7 Trustee has liquidated Ba-Mak's assets for the benefit of Ba-Mak's bankruptcy estate. All but 35 of the video bingo machines were returned to the machine vendor in satisfaction of its secured claim. The remaining 35 machines and Ba-Mak's office equipment were sold by the Trustee. The Registrant has filed a Proof of Claim with the Bankruptcy Court for the intercompany advances made to Ba-Mak.

As of the date of this Report, the Trustee's administration of the bankruptcy estate is ongoing. Due to the amount of other creditor claims filed in Ba-Mak's estate and the amount received by the Trustee, the Registrant does not anticipate receiving any sums on its Claim. Ba-Mak did not have any employees during the last three fiscal years.

        (2)    CASINO MANAGEMENT OF AMERICA, INC.

CMA was formed for the purpose of acquiring gaming investments and businesses and did not have any operations during the last three fiscal years. CMA was sold to Nona in June 1997 (See NPC above).

        (3)    NUOASIS LAS VEGAS, INC. AND NUOASIS LAUGHLIN, INC.

NuOasis Las Vegas, Inc. and NuOasis Laughlin, Inc., both wholly-owned subsidiaries of CMA did not have any operations during the last three fiscal years. NuOasis Las Vegas, Inc. and NuOasis Laughlin, Inc. were formed for the purpose of acquiring gaming assets in the metropolitan Las Vegas, Nevada and Laughlin, Nevada areas. NuOasis Las Vegas, Inc. and NuOasis Laughlin, Inc., were sold, as part of CMA, to Nona in June 1997 (See NPC above).

CHANGE IN FISCAL YEAR

During Fiscal 1996, the Registrant elected to change its fiscal year end from September 30 to June 30 to facilitate and coincide with Nona's fiscal year end of June 30. The election of change in fiscal year was reported on a Current Report on Form 8-K filed on November 10, 1995.

       ITEM 17. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

(a)  Plan of Operation

The Company, through its wholly owned subsidiary, National Pools Corporation ("NPC"), plans to offer its proprietary HIT-LOTTO(TM) service to the public through the sale of a prepaid card, the HIT-LOTTO(TM) Value Card. The HIT-LOTTO(TM) Value Card will be sold at approved outlets and Lottery retailers for $10 and $20 each. Each card will hold four or eight respective plays. Through a network of retailers, NPC will distribute the HIT-LOTTO(TM) Value Card enabling participation in the program.

The sale of the Company's wholly owned subsidiary, Casino Management of America, Inc. ("CMA") to Nona Morelli's II, Inc. ("Nona") was approved by the stockholders of the Company at its Annual Meeting of Stockholders held May 5, 1997. Following receipt of the proceeds from the sale of CMA, the Company intends to contribute most if not all of the proceeds to NPC for working capital. In the opinion of management, the proceeds from these transactions should be able to satisfy the Company's cash requirements for the next 12 months.

Further, this registration statement covers the resale of 18,160,000 shares of the Company's common stock that are issuable upon exercise of the Class A Warrants, Class B Warrants, Class C Warrants, and Class D Warrants (collectively the "Warrants"). If the Warrants are exercised, the Company will receive $10,605,000 in cash from the sale of the shares of common stock underlying the Warrants. While there can be no assurance that all or any part of the Warrants will be exercised, the resulting cash proceeds from the sale of the shares of common stock underlying the Warrants, if any, will be available to the Company for general corporate purposes, including additional funding for NPC's plan of operation.

Liquidity and Capital Resources
-------------------------------

The Registrant has incurred net losses and negative cash flows from operating activities since its inception in 1988. The Registrant had cash and cash equivalents of approximately $436,180 and $677,525 as of September 30, 1997 and June 30, 1997, respectively, and working capital of $1,606,230 and $1,926,180 as of September 30, 1997 and June 30, 1997, respectively. The decrease in working capital is a direct result of cash used for operating activities. As of the date of this Registration Statement, the Registrant has no material commitments for capital expenditures.

Prior to the acquisition of NPC and sale of CMA, the Registrant received financial support from Nona, and was dependent upon Nona for future working capital. Nona is no longer a controlling parent and will not longer fund the Registrant. The Registrant's plan is to continue searching for additional sources of equity and working capital and new operating opportunities. In the interim, the Registrant's existence is dependent upon the success of NPC's Hit-LoTTo(TM) product, which has not yet been sold as of the date of the Report. The Registrant may need to utilize its working capital of $1,606,230 at September 30, 1997, and utilize its common stock to support its financial obligations until the Hit-LoTTo(TM) product is first sold.

The Registrant is also pursuing other joint venture, merger or acquisition opportunities which may provide additional capital resources during fiscal 1998.

Acquisitions and Dispositions
-----------------------------

On June 13, 1996, Nona Morelli's II, Inc. ("Nona"), the then controlling parent of Group V, granted an option (the "Option") to Joseph Monterosso, the current President of the Company, to acquire 250,000 Series B Preferred Shares of Group V (the "Series B Shares") owned by Nona. The Option is exercisable at a price of $13.00 per share.

On December 19, 1996, Group V entered into Stock Purchase Agreements with each of the shareholders of NPC pursuant to which Group V agreed to issue a series of Secured Promissory Notes (the "Notes") in the aggregate principal amount of $1,200,000 and 1,000,000 shares of Group V's restricted common stock to the NPC shareholders in exchange for all of the issued and outstanding shares of capital stock of NPC. The Notes are convertible into a maximum of 241,900,000 shares of Group V common stock. The conversion of the Notes are contingent upon NPC's operations achieving certain financial goals over the next several fiscal years. The terms of the conversion are, for every $250,000 of net annual operating income achieved by NPC, $7,500 in principal amount of the Notes may be converted into 1,511,875 shares of restricted Group V common stock. The Notes are non-recourse to Group V, secured by the assets of NPC, bear interest at 8% per annum, and are due and payable on May 31, 1999. As part of this acquisition, Nona and Group V agreed to a debt assumption agreement whereby all Group V debt in excess of $20,000 on December 24, 1996, except for amounts owed to certain affiliates, which have been converted into shares of Group V common stock, was assumed by Nona. The NPC Stock Purchase Agreements closed on December 24, 1996.

On June 13, 1997, Mr. Monterosso exercised the Option to purchase 128,041 Series B Shares, at $13.00 per share, by payment to Nona of approximately $1,665,000. The 128,041 Series B Shares acquired may be immediately converted into 9,987,198 shares of restricted Group V common stock. Additionally, on June 13, 1997, Group V sold its wholly owned subsidiary, CMA, to Nona for cash of $1,140,000, notes receivable from NPC aggregating $245,836 and a credit against the Nona intercompany account of $95,000.

On August 22, 1997 and effective June 13, 1996, the Option was amended (the "Amended Option") to increase the exercise price for 21,959 of the Series B Shares from $13.00 per share to $72.20 per share, or approximately $1,585,000 for the 21,959 shares of Series B Preferred Stock. The option to purchase the remaining 100,000 Series B Shares was terminated. Concurrently, Nona granted Mr. Monterosso a new option to purchase the remaining 100,000 Series B Shares at an exercise price of $11.70 per share. Additionally, as consideration for granting the new option, Nona acquired the right to require Mr. Monterosso to purchase all or any remaining unexercised shares of the 100,000 Series B Shares in its entirety by September 1, 1998.

Closing on September 2, 1997, but effective June 10, 1997, Mr. Monterosso exercised the Amended Option to purchase 21,959 Series B Shares, at $72.20 per share, by payment to Nona of approximately $1,585,000. The 21,959 Series B Shares acquired may be immediately converted into 1,712,802 shares of restricted Group V common stock.

Concurrent with the exercise of the Amended Option, Group V released Nona from liability, if any, arising from any events while Nona controlled Group V, in exchange for approximately $1,585,000 of marketable securities.

On September 2, 1997, Nona sold to Mr. Monterosso 6,000,000 New Class D Warrants in consideration for a $1,800,000 promissory note secured by the New Class D Warrants, due in September 1998. Each New Class D Warrant is exercisable at $1.00 per share and entitles Mr. Monterosso to receive, upon exercise, two shares of common stock, or a total of 12,000,000 common shares if all New Class D Warrants are exercised. The New Class D Warrants expire on March 30, 2004, and to date, none of the New Class D Warrants have been exercised.

On September 2, 1997, Nona granted to Mr. Monterosso an option to purchase 7,800,000 common shares of the Company exercisable at $0.15 per share after Nona's election to convert the 100,000 shares of Series B Preferred Stock into 7,800,000 common shares.

As a result of the acquisition of NPC and the sales and purchases of the Series B Preferred Stock, as discussed above, a change in control of the Registrant has occurred and the Registrant is now no longer a controlled subsidiary of Nona.

In September 1997, the Company agreed to acquire a 50% convertible net profits interest ("Net Profits Interest") in Universal Network Services, Inc. ("UNSI"). NPC's Chief Operating Officer is a shareholder and officer of UNSI. The Net Profits Interest will provide the Company with up to 50% of UNSI's net operating profit and grant the Company the option to convert its Net Profits Interest into an equity interest of up to 100% of UNSI's issued and outstanding common stock. No agreements have yet been executed and negotiations are still in process. UNSI is an interexchange carrier that provides telecommunications services to both residential and business customers throughout the United States and certain foreign countries.

In October 1997, the Company agreed in principle to purchase a fifty percent net profits interest in Magnet Telecom, Inc. ("MTI") a privately held telecommunications network marketing company and an affiliate of UNSI. As of the date of this Report, no agreements have been finalized.

Also in October 1997, the Company and Lottoworld, Inc. agreed in principle to form a new joint venture company whereby Lottoworld will assign all of its publishing assets, including the Lottoworld Magazine, to the new joint venture company. As of this date no agreements have been finalized.

Cash Flows
----------

Cash used in operating activities increased to $271,545 for the three months ended September 30, 1997, from $118,539 for the same period last year, which was primarily attributable to the acquisition of NPC (discussed above).

Cash provided by financing activities of $30,200 for the three months ended September 30, 1997, decreased from $120,467 for the same period last year, which was attributable to collections of stockholder receivables when compared to the same period last year. The remaining stockholder receivables are not due until later this fiscal year.

Results of Operations
---------------------

COMPARISON OF THE THREE MONTHS ENDED SEPTEMBER 30, 1997 TO THE THREE MONTHS ENDED SEPTEMBER 30, 1996

There were no revenue producing operations during the quarters ended September 30, 1997 and 1996.

Total General and Administrative expenses increased by $156,384 during the quarter ended September 30, 1997, as compared to the same period last year. Since there were no operations during the quarter, General and Administrative expenses are comprised mostly of corporate and other office related overhead. Additionally, the acquisition of NPC contributed to the increase of General or Administrative expenses since the acquisition occurred on December 24, 1996, and there was no NPC related expenses in the same period last year.

Depreciation and Amortization expense increased by $4,410 during the current quarter which was a direct result of acquiring depreciable assets in the NPC acquisition, whereas there were no depreciable assets during the same quarter last year.

Interest expense increased by $17,385 during the current quarter which was a result from issuing and acquiring interest bearing debt associated with the acquisition of NPC.

Professional services of $177,848 during the current quarter remained approximately the same as last year since the Company is continuing to utilize attorneys, accountants and other advisors relating to the continued potential acquisitions (see Note 2 of the footnotes to accompanying unaudited consolidated condensed financial statements included elsewhere herein at Item 1).

YEAR ENDED JUNE 30, 1997 COMPARED TO THE NINE MONTHS ENDED JUNE 30, 1996

There were no gaming revenues during the year ended June 30, 1997 or the nine months ended June 30, 1996. Revenues are dependent upon the sale of NPC's HitLoTTo(TM) product, of which there have been no sales as of the date of this registration statement.

There were no costs of good sold during fiscal year 1997 and 1996 due to having no sales during the same periods.

General and administrative expenses totaled $287,329 for the year ended June 30, 1997, representing an increase of $127,551 from the nine months ended June 30, 1996. Professional services totaled $490,406 for the year ended June 30, 1997, representing an increase of $182,308 from the nine months ended June 30, 1996. The increase in general and administrative expenses was primarily attributable to comparing a longer year of twelve months ended June 30, 1997 to a shorter year of nine months ended June 30, 1996. Additionally, the Registrant incurred additional expenses since acquiring NPC on December 24, 1996 (see above).

Interest expense increased by $137,089 during the period which was a result from issuing and acquiring interest bearing debt associated with the acquisition of NPC (see above).

As a result of the NPC acquisition (see above), the excess of the purchase price over the fair market value of the net assets acquired was approximately $3,318,107 and was allocated to goodwill. Due to the Registrant's and NPC's historical negative cash flows from operations and working capital deficit, the goodwill of $3,318,107 was immediately written off due to the uncertainty of realizing any future benefit from this asset. There was no such write off during the comparable period last year.

The net losses of CMA are presented in the Company's consolidated statements of operations as discontinued operations. Such net losses decreased in fiscal year 1997 to $219,497 representing a $109,767 decrease relative to fiscal year 1996. However, this decrease is primarily the result of a prior period, nonrecurring valuation charge of $270,000. Excluding this nonrecurring charge, the fiscal year 1997 net loss increased by $160,233 primarily as a result of increased legal expenses and a longer fiscal year.

During fiscal year 1997, the Company recorded debt forgiveness income in the amount of $1,368,454 as certain obligations were satisfied by the Company for less than amounts originally recorded. Such amounts are presented in the Company's consolidated statement of operations as an extraordinary item.

As a result of acquiring NPC (see above) and due to a longer current fiscal year, the Registrant's net loss from operations increased to $3,118,200 during the year ended June 30, 1997 as compared to $797,140 during last year.

As of June 30, 1997, the Registrant had net operating loss carryforwards of approximately $9,510,000 available for federal income tax purposes that expire through 2010. If there would be a greater than 50% change in the ownership of the Registrant's common stock, Internal Revenue Code Section 382 would place certain restrictions on the amount of the net operating loss ("NOL") that could be utilized in future years. Internal Revenue Code Section 382 limits the use of NOL's to the extent of an amount equal to the fair market value of the Registrant just prior to the 50% or greater change in ownership multiplied by the Federal Long Term Discount Rate. A valuation allowance was recorded in the financial statements to offset the tax benefit resulting from utilization of the NOL carryforward due to the uncertainty surrounding the realization of such tax asset.

                        ITEM 18. DESCRIPTION OF PROPERTY.

(1)     NATIONAL POOLS CORPORATION

NPC leases office space in San Francisco, California. The San Francisco lease expires June 2002.

(2)     BA-MAK GAMING INTERNATIONAL, INC.

In April 1993, Ba-Mak entered into a non-cancelable lease agreement for its office and warehouse in Louisiana. The lease expired May 31, 1996 and provided for monthly rental payments starting at $1,750 with annual increases of $125. The lease has been included in Ba-Mak's bankruptcy proceedings under Chapter 7 of the Bankruptcy Code.

On September 30, 1994, the Registrant, through Ba-Mak, provided video bingo gaming devices to five (5) charitable bingo halls in southern Louisiana. Ba-Mak leased approximately 1,000 square feet of industrial/office space in the New Orleans area from where it supervised the related gaming activities and where it maintained the gaming devices. As of June 30, 1997, all of Ba-Mak's property was subject to its Chapter 7 bankruptcy proceedings.

(3)     CASINO MANAGEMENT OF AMERICA, INC.

CMA did not have any properties during the last three fiscal years. CMA was sold to Nona in June 1997 (See NPC above).

(4)     NUOASIS LAS VEGAS, INC. AND NUOASIS LAUGHLIN, INC.

NuOasis Las Vegas, Inc. and NuOasis Laughlin, Inc. did not have any properties during the last three fiscal years. NuOasis Las Vegas, Inc. and NuOasis Laughlin, Inc., were sold, as part of CMA, to Nona in June 1997 (See NPC above).

            ITEM 19. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

There were no related transactions during the last two fiscal years for which the amount of the transaction or series of similar transactions exceeded $60,000 other than the following:

(a)      ISSUANCE OF OPTIONS AND WARRANT PURCHASE AGREEMENT

On June 13, 1996, Nona Morelli's II, Inc. ("Nona"), the then controlling parent of Group V, granted an option (the "Option") to Joseph Monterosso, the current President of the Company, to acquire 250,000 Series B Preferred Shares of Group V (the "Series B Shares") owned by Nona. The Option is exercisable at a price of $13.00 per share.

On December 19, 1996, Group V entered into Stock Purchase Agreements with each of the shareholders of NPC pursuant to which Group V agreed to issue a series of Secured Promissory Notes (the "Notes") in the aggregate principal amount of $1,200,000 and 1,000,000 shares of Group V's restricted common stock to the NPC shareholders in exchange for all of the issued and outstanding shares of capital stock of NPC. The Notes are convertible into a maximum of 241,900,000 shares of Group V common stock. The conversion of the Notes are contingent upon NPC's operations achieving certain financial goals over the next several fiscal years. The terms of the conversion are, for every $250,000 of net annual operating income achieved by NPC, $7,500 in principal amount of the Notes may be converted into 1,511,875 shares of restricted Group V common stock. The Notes are non-recourse to Group V, secured by the assets of NPC, bear interest at 8% per annum, and are due and payable on May 31, 1999. As part of this acquisition, Nona and Group V agreed to a debt assumption agreement whereby all Group V debt in excess of $20,000 on December 24, 1996, except for amounts owed to certain affiliates, which have been converted into shares of Group V common stock, was assumed by Nona. The NPC Stock Purchase Agreements closed on December 24, 1996.

On June 13, 1997, Mr. Monterosso exercised the Option to purchase 128,041 Series B Shares, at $13.00 per share, by payment to Nona of approximately $1,665,000. The 128,041 Series B Shares acquired may be immediately converted into 9,987,198 shares of restricted Group V common stock. Additionally, on June 13, 1997, Group V sold its wholly owned subsidiary, CMA, to Nona for cash of $1,140,000, notes receivable from NPC aggregating $245,836 and a credit against the Nona intercompany account of $95,000.

On August 22, 1997 and effective June 13, 1996, the Option was amended (the "Amended Option") to increase the exercise price for 21,959 of the Series B Shares from $13.00 per share to $72.20 per share, or approximately $1,585,000 for the 21,959 shares of Series B Preferred Stock. The option to purchase the remaining 100,000 Series B Shares was terminated. Concurrently, Nona granted Mr. Monterosso a new option to purchase the remaining 100,000 Series B Shares at an exercise price of $11.70 per share. Additionally, as consideration for granting the new option, Nona acquired the right to require Mr. Monterosso to purchase all or any remaining unexercised shares of the 100,000 Series B Shares in its entirety by September 1, 1998.

Closing on September 2, 1997, but effective June 10, 1997, Mr. Monterosso exercised the Amended Option to purchase 21,959 Series B Shares, at $72.20 per share, by payment to Nona of approximately $1,585,000. The 21,959 Series B Shares acquired may be immediately converted into 1,712,802 shares of restricted Group V common stock.

Concurrent with the exercise of the Amended Option, Group V released Nona from liability, if any, arising from any events while Nona controlled Group V, in exchange for approximately $1,585,000 of marketable securities.

On September 2, 1997, Nona sold to Mr. Monterosso 6,000,000 New Class D Warrants in consideration for a $1,800,000 promissory note secured by the New Class D Warrants, due in September 1998. Each New Class D Warrant is exercisable at $1.00 per share and entitles Mr. Monterosso to receive, upon exercise, two shares of common stock, or a total of 12,000,000 common shares if all New Class D Warrants are exercised. The New Class D Warrants expire on March 30, 2004, and to date, none of the New Class D Warrants have been exercised.

On September 2, 1997, Nona granted to Mr. Monterosso an option to purchase 7,800,000 common shares of the Company exercisable at $0.15 per share after Nona's election to convert the 100,000 shares of Series B Preferred Stock into 7,800,000 common shares.

As a result of the acquisition of NPC and the sales and purchases of the Series B Preferred Stock, as discussed above, a change in control of the Registrant has occurred and the Registrant is now no longer a controlled subsidiary of Nona.

In September 1997, the Company agreed to acquire a 50% convertible net profits interest ("Net Profits Interest") in Universal Network Services, Inc. ("UNSI"). NPC's Chief Operating Officer is a shareholder and officer of UNSI. The Net Profits Interest will provide the Company with up to 50% of UNSI's net operating profit and grant the Company the option to convert its Net Profits Interest into an equity interest of up to 100% of UNSI's issued and outstanding common stock. No agreements have yet been executed and negotiations are still in process. UNSI is an interexchange carrier that provides telecommunications services to both residential and business customers throughout the United States and certain foreign countries.

In October 1997, the Company agreed in principle to purchase a fifty percent net profits interest in Magnet Telecom, Inc. ("MTI") a privately held telecommunications network marketing company and an affiliate of UNSI. As of the date of this Report, no agreements have been finalized.

Also in October 1997, the Company and Lottoworld, Inc. agreed in principle to form a new joint venture company whereby Lottoworld will assign all of its publishing assets, including the Lottoworld Magazine, to the new joint venture company. As of the date of this report no agreements have been finalized.

(b)      ADVISORY AGREEMENTS WITH AFFILIATES

The Luke Family Trust and Lawyer Corp. owns 93% and 7%, respectively, of NuVen Advisors. Fred G. Luke, as trustee of the Luke Trust, controls the Luke Trust and Mr. Lawver is the majority shareholder of Lawver Corp. and thereby controls Lawver Corp. Effective October 1, 1995, Group V and CMA renewed Advisory and Management Agreements with NuVen Advisors for the engagement of NuVen Advisors to perform professional services for Fiscal 1997 and 1996. Pursuant to such renewal, Group V and CMA agreed to pay NuVen Advisors $120,000 annually, payable monthly in arrears. In May 1997, 787,180 common shares were issued in settlement of all amounts owed to NuVen Advisors as of May 5, 1997. The Company expensed $240,000 and $135,000, during Fiscal 1997 and 1996, respectively, and had no amounts due to NuVen Advisors as of June 30, 1997. NuVen Advisors' agreement, as it relates to Group V, was terminated effective May 5, 1997.

During fiscal year 1994, the Company entered into an agreement with Structure America, Inc. ("SAI") to issue 1,000,000 shares for consulting services. Such services were rendered during fiscal 1995. During fiscal year 1996, the Company entered into another agreement with SAI to perform consulting services. Pursuant to such agreement, the Company agreed to issue 1,000,000 common shares of the Company to SAI and granted SAI an option to purchase 1,000,000 common shares of the Company, exercisable at $.12 per share. In May 1997, 1,000,000 common shares were issued in settlement of all amounts owed to SAI as of May 5, 1997. The Registrant expensed $200,000 and $75,000 during fiscal years 1997 and 1996, respectively and had no amounts due to SAI as of June 30, 1997. SAI's agreement was terminated effective May 5,1997.

(c)     OPERATING LEASE

The Company sublets office space in San Francisco, California from a stockholder. The related lease expires in June 2002 and future minimum payments required under the lease term aggregate $223,268.

(d)     UNSI TRANSACTION

In September 1997, the Company agreed to acquire a 50% convertible net profits interest ("Net Profits Interest") in Universal Network Services, Inc. ("UNSI"). NPC's Chief Operating Officer is a shareholder and officer of UNSI. The Net Profits Interest will provide the Company with up to 50% of UNSI's net operating profit and grant the Company the option to convert its Net Profits Interest into an equity interest of up to 100% of UNSI's issued and outstanding common stock. No agreements have yet been executed and negotiations are still in process. UNSI is an interexchange carrier that provides telecommunications services to both residential and business customers throughout the United States and certain foreign countries.

(e)      MAGNET TELECOM, INC.

In October 1997, the Company agreed in principle to purchase a fifty percent net profits interest in Magnet Telecom, Inc. ("MTI") a privately held telecommunications network marketing company and an affiliate of UNSI. As of the date of this Report, no agreements have been finalized.

(f)      LOTTOWORLD, INC.

Also in October 1997, the Company and Lottoworld, Inc. agreed in principle to form a new joint venture company whereby Lottoworld will assign all of its publishing assets, including the Lottoworld magazine, to the new joint venture company. As of this date no agreements have been finalized.

       ITEM 20. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Following the completion of the Registrant's public offering in July 1988, the Registrant's common shares have been traded in the over-the-counter market and were quoted in the NASDAQ System under the symbol ENPQ commencing March 1, 1990. On May 12, 1992, the Registrant was delisted from the NASDAQ System and, on the same day, was listed on the NASD-OTC Bulletin Board where it currently trades under the symbol "GRPV". The Registrant's securities are not publicly traded on any other market. Set forth below are the high and low bid prices for the Common Stock of the Registrant for each quarterly period commencing July 1995:

                                                     Bid Price of Common Stock

      Fiscal 1998                                         Low        High
      ---------------------------                         ---        ----
      Quarter ended 9/30/97                               $.16       $.23
      Quarter ended 12/31/97                              $.12       $.22

      Fiscal 1997                                         Low        High
      ----------------------------                        ---        ----
      Quarter ended 09/30/96                              $.19       $.49
      Quarter ended 12/31/96                              $.11       $.28
      Quarter ended 03/31/97                              $.15       $.23
      Quarter ended 06/30/97                              $.16       $.40
      Quarter ended 09/30/97                              $.16       $.23

      Fiscal 1996                                         Low        High
      -----------------------------                       ---        ----
      Quarter ended 09/30/95                              $.01       $.24
      Quarter ended 12/31/95                              $.01       $.24
      Quarter ended 03/31/96                              $.01       $.22
      Quarter ended 06/30/96                              $.01       $.62

Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

As of December 15, 1997, the Registrant had 3,927 shareholders of record and in excess of 2,000 persons who were beneficial shareholders of its common stock.

The Registrant has never paid cash dividends on its common stock. At the present time, the Registrant's anticipated capital requirements are such that it intends to follow a policy of retaining earnings, if any, in order to finance the development of its business. Dividends on common stock may not be paid unless provision has been made for payment of preferred dividends.

                         ITEM 21 EXECUTIVE COMPENSATION.

(a)     SUMMARY COMPENSATION TABLE

The following summary compensation table sets forth in summary form the compensation received during each of the Registrant's last three completed fiscal years by the Registrant's President. No other executive earned in excess of $100,000.

---------------------------------------------------------------------------------------------------------
                                                                             LONG TERM COMPENSATION

                                             ANNUAL COMPENSATION                 AWARDS           PAYOUTS

                                                              Restricted
  Name and      Fiscal                          Other Annual    Stock                LTIP       All Other
  Principal      Year    Salary ($)   Bonus ($) Compensation    Award(s)   Options  Payouts    Compensation
  Position       ----    ----------   --------- ------------   ---------   -------  -------    ------------
                                                    ($)                                            ($)
                                                    ---                                            ---
-----------------------------------------------------------------------------------------------------------
Joseph           1995       $0            -          -             -           -        -           -
Monterosso
President        1996       $0            -          -             -           -        -           -
and Director
(11-25-96 to     1997    $77,083 (1)      -          -             -           -        -           -
Present)
-----------------------------------------------------------------------------------------------------------

(1) Amounts accrued for fiscal year 1997 represent salary from December 24, 1996, through June 30, 1997, as NPC was acquired on December 24, 1996.

(b)  OPTION AND LONG-TERM COMPENSATION

There were no options granted during fiscal year 1997.

The following table sets forth in summary form the aggregate options exercised during fiscal year 1997, the value of unexercised options, as of June 30, 1997, for the Registrant's President and four most highly compensated executive officers other than the President.


                                                         NUMBER OF UNEXERCISED  VALUE OF UNEXERCISED
                                                        OPTION/SAR'S AT FISCAL      IN-THE-MONEY
                                                             YEAR-END (#)      OPTIONS/SAR'S AT FISCAL
                                                                                     YEAR-END ($)
                                                        ---------------------- ------------------------

                          SHARES
                        ACQUIRED ON        VALUE             EXERCISABLE/            EXERCISABLE/
        NAME           EXERCISE (#)   REALIZED ($)         UNEXERCISABLE (d)         UNEXERCISABLE
--------------------   -------------  ------------      ---------------------  -------------------
Fred G. Luke, Former

President and              1,131,176      $124,479              None                     N/A
Director
NuVen Advisors,            2,000,000      $220,000              None                     N/A
Inc.(1)

Steven H. Dong,              275,000       $30,250              None                     N/A
Former CFO

John D. Desbrow,             275,000       $30,250              None                     N/A
Former Secretary
-----------------------------------------

(1) The Luke Family Trust (the "Luke Trust") owns 93% of NuVen Advisors, formerly New World. Fred G. Luke, as Co-Trustee of the Luke Trust determines the voting of such shares and, as a result, may be deemed to control the Luke Trust.

There were no awards under long-term incentive plans.

(c)     PENSION PLANS AND OTHER BENEFIT OR ACTUARIAL PLANS

The Registrant has no annuity, pension or retirement plans or other plans for which benefits are based on actuarial computations.

(d)     EMPLOYMENT, CONSULTING AND ADVISORY MANAGEMENT CONTRACTS

NEW OFFICERS AND DIRECTORS

Effective July 1, 1997, the Company entered into an employment agreement with Dennis Houston to serve as NPC's Chief Operating Officer and a Director of the Company. The agreement compensates Mr. Houston at the rate of $100,000 per annum through December 31, 1997, and a the rate of $200,000 per annum through June 30, 2000, payable in cash or in common stock. The agreement also granted Mr. Houston an option to purchase 5,250,000 common shares of the Company at an exercise price of $0.50 per share and participation in the Company's management bonus program.

On April 1, 1994, NPC entered into an employment agreement with Joseph Monterosso to serve as the NPC's Chief Executive Officer. In conjunction with the acquisition of NPC, Mr. Monterosso became the Company's President and Director on November 25, 1996, and Chairman on August 8, 1997. Subsequent to June 30, 1997, the Board ratified the agreement with Mr. Monterosso. The agreement initially compensates Mr. Monterosso $125,000 per annum and $250,000 per annum upon the first sale of the Company's HitLoTTo(TM) Value Card, payable in cash or in common stock of the Company.

FORMER OFFICERS AND DIRECTORS

In August 1995, the Company entered into an employment agreement with Fred G. Luke, the Company's former Chairman and President. Mr. Luke served as the Company's Chairman and President since approximately March 31, 1994 through August 8, 1997, and November 25, 1996, respectively. The terms of the employment agreement call for Mr. Luke to receive $4,500 per month, retroactive to April 1, 1994, for five (5) years as a base salary; and grant him an option to purchase 3,000,000 shares of the Company's common stock at an exercise price of $.12 per share. In May 1997, 198,715 common shares were issued in settlement of all amounts owed to Mr. Luke as of May 5, 1997. The Company expensed $54,000 and $40,500 during Fiscal 1997 and 1996, respectively, and had no amounts due to Mr. Luke as of June 30, 1997. Mr. Luke's employment agreement was terminated effective May 5, 1997.

Effective April 1, 1996, the Company renewed a consulting agreement with John D. Desbrow, through March 31, 1997, to perform legal services and to hold the office of Secretary. Under the renewed consulting agreement the Company contracted to pay Mr. Desbrow $75,000 per annum for the renewal term payable in the Company's common stock. In May 1997, 102,030 common shares were issued in settlement of all amounts owed to Mr. Desbrow as of May 5, 1997. Under the terms of the consulting agreement, Mr. Desbrow invoiced the Company and applied the net proceeds received from the sale of stock to the invoiced amounts. For purposes of any "profit" computation under Section 16 (b), Mr. Desbrow and the Company have agreed the price paid for the shares is deemed to be $75,000. The Company expensed $62,500 and $43,750, during Fiscal 1997 and 1996, respectively, and had no amounts due to Mr. Desbrow as of June 30, 1997. Mr. Desbrow's renewed consulting agreement was terminated on May 5, 1997.

Effective July 1, 1997, the Company entered into an employment agreement with Steven Dong to serve as the Company's Chief Financial Officer. The agreement compensates Mr. Dong $105,000 per annum through June 30, 1998, and $125,000 per annum through June 30,1999, payable in cash or in common stock of the Company. The agreement also granted Mr. Dong an option to purchase 800,000 common shares of the Company at an exercise price of $0.50 per share and participation in the Company's management bonus program. Mr. Dong resigned as Chief Financial Officer on December 18, 1997.

In July 1996, the Company renewed a consulting agreement with Steven H. Dong, pursuant to which Mr. Dong is to perform accounting services and to hold the office of Chief Financial Officer through June 30, 1997. Pursuant to the renewed consulting agreement the Company agreed to pay Mr. Dong $39,000 per annum in cash or in the Company's common stock, payable monthly in arrears. In May 1997, 237,500 common shares were issued in settlement of all amounts owed to Mr. Dong as of May 5, 1997. Under the terms of the renewed consulting agreement, Mr. Dong invoices the Company and applies the net proceeds received from the sale of stock to the invoiced amounts. For purposes of any "profit" computation under
Section 16 (b), Mr. Dong and the Company have agreed the price paid for the shares is deemed to be $39,000. The Company expensed $39,000 and $15,000 during Fiscal 1997 and 1996, respectively, and had no amounts due to Mr. Dong as of June 30, 1997. Mr. Dong's renewed consulting agreement was terminated effective May 5, 1997.

The Luke Family Trust and Lawver Corp. owns 93% and 7%, respectively, of NuVen Advisors. Fred G. Luke, as trustee of the Luke Trust, controls the Luke Trust and Mr. Jon Lawyvr is the majority shareholder of Lawver Corp. and thereby controls Lawver Corp. Effective October 1, 1995, Group V and CMA renewed Advisory and Management Agreements with NuVen Advisors for the engagement of NuVen Advisors to perform professional services for Fiscal 1997 and 1996. Pursuant to such renewal, Group V and CMA agreed to pay NuVen Advisors $120,000 annually, payable monthly in arrears. In May 1997, 787,180 common shares were issued in settlement of all amounts owed to NuVen Advisors as of May 5, 1997. The Company expensed $240,000 and $225,000, during Fiscal 1997 and 1996, respectively, and had no amounts due to NuVen Advisors as of June 30, 1997. NuVen Advisors' agreement was terminated, as it relates to Group V, effective May 5, 1997.

During fiscal year 1994, the Company entered into an agreement with Structure America, Inc. ("SAI") to issue 1,000,000 shares for consulting services. Such services were rendered during fiscal 1995. During fiscal year 1996, the Company entered into another agreement with SAI to perform consulting services. Pursuant to such agreement, the Company agreed to issue 1,000,000 common shares of the Company to SAI and granted SAI an option to purchase 1,000,000 common shares of the Company, exercisable at $.12 per share. In May 1997, 1,000,000 common shares were issued in settlement of all amounts owed to SAI as of May 5, 1997. The Registrant expensed $200,000 and $75,000 during fiscal years 1997 and 1996, respectively and had no amounts due to SAI as of June 30, 1997. SAI's agreement was terminated effective May 5,1997.

(e)     DIRECTOR COMPENSATION

The Registrant has no standard arrangements by which its directors are compensated.

(f)     INTERLOCKING RELATIONSHIPS OF DIRECTORS

As of the date of this Report, there are no interlocking relationships of Directors.

Item 22. Financial Statements.

The following are true and correct copies of the Company's financial statements as required by Item 310 of Regulation S-B.

                              HASKELL & WHITE LLP
                          Certified Public Accountants
                               4901 Birch Street
                             Newport Beach CA 92660
                   Telephone (714) 833-8312 Fax (714) 833-9421

                          INDEPENDENT AUDITORS' REPORT





Board of Directors
Group V Corporation
(formerly, NuOasis Gaming, Inc.)

We have audited the accompanying consolidated balance sheet of Group V Corporation (formerly, NuOasis Gaming, Inc.) and subsidiaries (the "Company") as of June 30, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 1997, and the results of its operations and its cash flows for the year ended June 30, 1997, in conformity with generally accepted accounting principles.



                                      /s/ HASKELL & WHITE LLP
                                      ---------------------------------

Newport Beach, California
September 29, 1997

                          RAIMONDO, PETTIT & GLASSMAN
               A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS
                          CERTIFIED PUBLIC ACCOUNTANTS
                          UNION BANK TOWER, SUITE 1250
                           21515 HAWTHORNE BOULEVARD
                           TORRANCE, CALIFORNIA 90503
                 TELEPHONE: (310) 540-5990 FAX: (310) 543-3066

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Group V Corporation
(formerly, NuOasis Gaming, Inc.)
Irvine, California

We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of Group V Corporation (formerly, NuOasis Gaming, Inc.) and subsidiaries (the "Company") for the nine months ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Company for the nine months ended June 30, 1996, in conformity with generally accepted accounting principles.



                                     /s/  RAIMONDO, PETTIT & GLASSMAN
                                     ---------------------------------------
Torrance, California
October 31, 1996

                               GROUP V CORPORATION
                        (formerly, NuOasis Gaming, Inc.)
                           Consolidated Balance Sheet
                              As of June 30, 1997



ASSETS


CURRENT ASSETS:
 Cash and cash equivalents                                          $   677,525
 Due from escrow (Note 2)                                             1,585,468
 Advances                                                               371,990
 Prepaid expenses                                                        85,000
                                                                    ------------
    Total Current Assets                                              2,719,983
                                                                    ------------

FIXED ASSETS:
 Equipment                                                               45,232
   Less accumulated depreciation                                         (6,763)
                                                                    ------------
    Total Fixed Assets, net                                              38,469
                                                                    ------------

OTHER ASSETS:                                                            22,247
                                                                    ------------

TOTAL ASSETS                                                        $ 2,780,699
                                                                    ============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Accounts payable                                                   $   412,246
 Loans payable                                                           17,463
 Accrued salaries                                                       313,069
 Accrued interest                                                        51,025
                                                                    ------------
   Total Current Liabilities                                            793,803
                                                                    ------------

LONG TERM DEBT:
 Convertible notes payable (Note 3)                                   1,200,000
                                                                    ------------
   Total Liabilities                                                  1,993,803
                                                                    ------------

COMMITMENTS AND CONTINGENCIES (NOTE 7)

STOCKHOLDERS' EQUITY:
 Preferred stock - par value $.01; authorized 1,000,000 shares; 14% cumulative convertible; issued and outstanding 170,000 shares (aggregate liquidation of $304,425) 1,700
 Preferred Stock Series B - par value $2.00; convertible;
  authorized, issued and outstanding 250,000 shares (aggregate
  liquidation of $500,000)                                              500,000
 Common stock - par value $.01; authorized 333,000,000 shares;
  40,059,880 shares issued and outstanding                              400,598
 Stockholder receivables                                               (584,167)
 Additional paid-in capital                                          16,086,793
 Accumulated deficit                                                (15,618,028)
                                                                   -------------
   Total Stockholders' Equity                                           786,896
                                                                   -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $  2,780,699
                                                                   =============


          See accompanying notes to consolidated financial statements.

                               GROUP V CORPORATION
                        (formerly, NuOasis Gaming, Inc.)
                      Consolidated Statements of Operations
      For the Year Ended June 30, 1997 and Nine Months Ended June 30, 1996

                                      For the Year Ended     For the Nine Months
                                        June 30, 1997        Ended June 30, 1996
                                      ------------------     -------------------


COSTS AND EXPENSES:
 General and administrative                       $    287,329      $   159,778
 Depreciation and amortization                          34,226              -
 Professional services (Note 5)                        490,406          308,098
 Interest expense, net                                 137,089              -
 Write off of goodwill (Note 2)                      3,318,107              -
                                                  -------------     ------------
    Totals                                           4,267,157          467,876
                                                  -------------     ------------


LOSS BEFORE DISCONTINUED
 OPERATION AND EXTRAORDINARY ITEM                   (4,267,157)        (467,876)


DISCONTINUED OPERATION (NOTE 1):
  Net loss of discontinued operation                  (219,497)        (329,264)
                                                  -------------     ------------
EXTRAORDINARY ITEM (NOTE 8):
 Debt forgiveness                                    1,368,454              -
                                                  -------------     ------------

NET LOSS                                          $ (3,118,200)    $   (797,140)
                                                  =============    =============

Net loss applicable to common stock               $ (3,142,000)    $   (814,990)
                                                  =============    =============

PER SHARE AMOUNTS:
 Loss before discontinued
  operation and extraordinary item                $       (.13)    $       (.02)
    Discontinued operation                                (.01)            (.01)
    Extraordinary item                                     .04              -
                                                  -------------    -------------

NET LOSS PER SHARE                                $       (.10)    $       (.03)
                                                  =============    =============

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING          31,240,255       29,057,660
                                                  =============    =============



          See accompanying notes to consolidated financial statements.


                               GROUP V CORPORATION
                        (formerly NuOasis Gaming, Inc.)
                 Consolidated Statements of Stockholders' Equity
                      For the Year Ended June 30, 1997 and
                         Nine Months Ended June 30, 1996


                  Preferred          Preferred Stock           Common
                    Stock                 Series B              Stock                                                     Total
             --------------------  --------------------  --------------------               Additional                    Stock-
                                                                             Stockholder     Paid-In    Accumulated      holder's
               Shares    Amount      Shares     Amount     Shares     Amount  Receivables    Capital      Deficit         Equity
             ---------  ---------  ---------  ---------  ---------  ---------  ----------- -----------  ------------   ------------
  Balances,    170,000   $  1,700    250,000  $ 500,000 26,131,176  $ 261,312 $(1,473,773) $12,110,626  $(11,702,688)   $ (302,823)
  October 1, 1995

  Conversion  of loan                                    3,000,000     30,000                  170,000                     200,000
  for stock

  Exercise  of  stock                                      868,824      8,688                   95,570                     104,258
  options

  Collection of                                                                    26,693                                   26,693
  stockholder
  receivable

  Net loss                                                                                                 (797,140)      (797,140)
             ---------  ---------  ---------  ---------  ---------- ---------  ----------- -----------  ------------   ------------

Balances,      170,000      1,700    250,000    500,000  30,000,000   300,000  (1,447,080)  12,376,196  (12,499,828)     (769,012)
 June 30, 1996

Exercise of stock                                         5,433,676    54,336    (584,167)     597,704                     67,873
options

Issuance of stock                                         3,626,204    36,262                  612,947                    649,209

Sale of CMA to                                                                  1,447,080      799,478                  2,246,558
stockholder

Issuance of stock in
connection with the                                       1,000,000    10,000                  115,000                    125,000
acquisition of NPC

Issuance of release                                                                          1,585,468                  1,585,468
to stockholder

Net loss                                                                                                 (3,118,200)   (3,118,200)
             ---------  ---------  ---------  ---------  ---------- ---------  ----------- -----------  ------------   ------------
Balances,      170,000  $   1,700    250,000  $ 500,000  40,059,880 $ 400,598  $ (584,167) $16,086,793 $(15,618,028)   $  786,896
  June 30,   =========  =========  =========  =========  ========== =========  =========== ===========  ============   ============
  1997


                                       55




                               GROUP V CORPORATION
                        (formerly, NuOasis Gaming, Inc.)
                      Consolidated Statements of Cash Flows
                      For the Year Ended June 30, 1997 and
                         Nine Months Ended June 30, 1996



                                                            For the Year        For the Nine
                                                                Ended           Months Ended
                                                            June 30, 1997       June 30, 1996
                                                            -------------       -------------
OPERATING ACTIVITIES:
  Net loss                                                $    (3,118,200)  $         (797,140)
 Adjustments to reconcile net loss to net cash
   used in operating activities:
      Write-off of goodwill                                     3,318,107                   -
      Debt forgiveness                                         (1,368,454)                  -
      Loss from discontinued operations                           219,497             329,264
      Common stock issued for payment of services                 170,113                   -
      Depreciation and amortization                                34,226                   -
   Increase (decrease) from changes in:
      Prepaid expenses                                            (85,000)                  -
      Advances                                                   (371,992)                  -
      Stockholder receivable                                            -             143,962
      Other current assets                                         (4,133)             57,866
      Accounts payable                                           (105,878)             34,505
      Due to affiliates                                           950,502             416,871
      Accrued expenses                                             26,032             (113,836)
      Net liabilities of discontinued operations                 (209,367)             (97,774)
                                                          ---------------   ------------------
          Net cash used in operating activities                  (544,547)             (26,282)
                                                          ----------------  ------------------

INVESTING ACTIVITIES:
 Proceeds from sale of CMA                                      1,140,000                   -
                                                          ---------------   -----------------
          Net cash provided by investing activities             1,140,000                   -
                                                          ---------------   -----------------

FINANCING ACTIVITIES:
 Proceeds from loans                                               34,881                   -
 Proceeds from stockholder receivables                            121,259                   -
 Proceeds from issuances of equity securities                      67,873              25,500
 Repayments of loans                                             (142,025)                 -
                                                          ---------------   ----------------
          Net cash provided by financing activities               81,988               25,500
                                                          ---------------   -----------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS             677,441                  (782)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                          84                  866
                                                          ---------------   -----------------

CASH AND CASH EQUIVALENTS, END OF YEAR                    $      677,525    $              84
                                                          ===============   =================

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid during the period for:
  Interest                                                $            -    $               -
                                                                       -
  Income taxes                                            $          800    $           1,600
                                                                       -

NON-CASH FINANCING ACTIVITIES:
  Common stock issued for stockholder receivable          $       584,167   $          78,758
  Debt converted to common stock                          $       125,000   $         200,000
  Gain on sale of CMA (Note 2)                            $       799,478   $               -
  Release of liability to Nona (Note 2)                   $     1,585,468   $               -



See accompanying notes to consolidated financial statements.

                                       56


                               GROUP V CORPORATION
                        (formerly, NuOasis Gaming, Inc.)
                   Notes To Consolidated Financial Statements

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BUSINESS ACTIVITIES

DESCRIPTION OF BUSINESS

Group V Corporation (formerly, NuOasis Gaming, Inc.) and its subsidiaries (the "Company"), operate as a holding company for leisure and entertainment related businesses. Group V Corporation was originally incorporated in the State of Delaware in 1987. During the year ended June 30, 1997 ("Fiscal 1997") and the nine months ended June 30, 1996 ("Fiscal 1996"), the Company engaged in gaming and investment development activities, primarily in the United States.

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements for the year ended June 30, 1997, include the accounts of Group V Corporation ("Group V"), Casino Management of America, Inc. ("CMA") through its disposal date of June 13, 1997 (Note 2), and National Pools Corporation ("NPC") from its date of acquisition December 24, 1996 (Note 2).

The accompanying consolidated financial statements for the nine months ended June 30, 1996, include the accounts of Group V and CMA.

As used herein, the above is collectively referred to as the "Registrant" or the "Company" unless the context indicates otherwise. All intercompany accounts and transactions have been eliminated in consolidation.

DISCONTINUED OPERATION

The sale of CMA in June 1997 has been accounted for as a discontinued operation and, accordingly, its operating results have been segregated and reported as discontinued operations in the accompanying consolidated statements of operations and cash flows for the year ended June 30, 1997 and the nine months ended June 30, 1996. There are no net assets related to CMA in the accompanying consolidated balance sheet as of June 30, 1997. The following table summarizes amounts recorded as the net loss of discontinued operation in the accompanying consolidated statements of operations:

                               GROUP V CORPORATION
                        (formerly, NuOasis Gaming, Inc.)
                   Notes To Consolidated Financial Statements

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BUSINESS ACTIVITIES (CONTINUED)



                                   For the Year Ended        For the Nine Months
                                      June 30, 1997          Ended June 30, 1996
                                 ----------------------   ----------------------


General and administrative expenses  $           100         $         272,774

Professional services                        219,397                    95,000

Gain on sale of investment                         -                   (38,510)
                                  ----------------------   ---------------------

Net loss of discontinued operation   $       219,497         $         329,264
                                  ======================   =====================


MANAGEMENT ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CHANGE IN FISCAL YEAR

During Fiscal 1996, the Company elected to change its fiscal year end from September 30 to June 30 to coincide with the fiscal year end of Nona Morelli's II, Inc., the Company's then controlling parent.

CASH EQUIVALENTS

Cash equivalents are highly liquid investments with a maturity of three months or less when acquired.

CONCENTRATION OF CREDIT RISK

As of June 30, 1997, the Company had cash on deposit with a financial institution that exceeded the federally insured limit by approximately $545,000.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards ("SFAS") No. 107 requires disclosure about fair value for all financial instruments whether or not recognized, for financial statement purposes. Disclosure about fair value of financial instruments is based on pertinent information available to management as of June 30, 1997. Considerable judgment is necessary to interpret market data and develop estimated fair value. The Company has determined that the fair value of all financial instruments approximated their carrying value as of June 30, 1997

EQUIPMENT

Equipment is recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets which is five to seven years. Maintenance and repairs are charged to operations as incurred.

                              GROUP V CORPORATION
                        (formerly, NuOasis Gaming, Inc.)
                   Notes To Consolidated Financial Statements

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BUSINESS ACTIVITIES (CONTINUED)

INCOME TAXES

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires the use of the "liability method" of accounting for income taxes. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Current income taxes are based on the year's income taxable for federal and state income tax reporting purposes.

ACCOUNTING FOR EMPLOYEE STOCK OPTIONS

In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation." In conformity with the provisions of SFAS No. 123, the Company has determined that it will not change to the fair value method presented by SFAS No. 123 and will continue to follow Accounting Principle Board Opinion No. 25 for measurement and recognition of employee stock-based transactions. There were no stock options granted to employees during Fiscal 1997 and 1996.

ISSUANCE OF STOCK FOR SERVICES

Shares of the Company's common stock issued for services are recorded in accordance with SFAS No. 123 at the fair market value of the stock issued or the fair market value of the services provided, whichever value is more reliably measurable. The value of the services are typically stipulated by contractual agreements.

LOSS PER COMMON SHARE

Loss per common share is computed based on the net loss for each period, as adjusted for dividends required on preferred stock ($23,800 and $17,850 for Fiscal 1997 and Fiscal 1996, respectively) and the weighted average number of common shares outstanding. Common stock equivalents were not considered in the loss per share calculations, as the effect would have been anti-dilutive.

RECLASSIFICATION OF PRIOR YEAR AMOUNTS

To enhance comparability, Fiscal 1996 consolidated financial statements have been reclassified, where appropriate, to conform with the financial statement presentation used in Fiscal 1997, and to disclose the discontinued operations of CMA.

                              GROUP V CORPORATION
                        (formerly, NuOasis Gaming, Inc.)
                   Notes To Consolidated Financial Statements

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BUSINESS ACTIVITIES (CONTINUED)

RECENT ACCOUNTING DEVELOPMENTS

In February 1997, FASB issued SFAS No. 128, "EARNINGS PER SHARE" ("EPS"). SFAS No. 128 requires all companies to present "basic" EPS and, if they have a complex capital structure, "diluted" EPS. Under SFAS No. 128, "basic" EPS is computed by dividing income (adjusted for any preferred stock dividends) by the weighted average number of common shares outstanding during the period. "Diluted" EPS is computed by dividing income (adjusted for any preferred stock or convertible stock dividends and any potential income or loss from convertible securities) by the weighted average number of common shares outstanding during the period plus the number of additional common shares that would have been outstanding if any dilutive potential common stock had been issued. The issuance of anti-dilutive potential common stock should not be considered in the calculation. In addition, SFAS No. 128 requires certain additional disclosures relating to EPS. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997. Thus, the Company expects to adopt the provisions of this statement in fiscal year 1998. Management does not expect the adoption of this pronouncement to have a significant impact on the Company's financial statements.

In June 1997, the FASB issued SFAS No. 130, "REPORTING COMPREHENSIVE INCOME." This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in an entity's financial statements. This statement requires an entity to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of a statement of financial position. This pronouncement is effective for fiscal years beginning after December 15, 1997 and the Company expects to adopt the provision of this statement in fiscal year 1998. Management does not expect this statement to significantly impact the Company's financial statements.

In June 1997, the FASB issued SFAS No. 131, "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION." This statement requires public enterprises to report financial and descriptive information about its reportable operating segments and establishes standards for related disclosures about product and services, geographic areas, and major customers. This pronouncement is effective for fiscal years beginning after December 15, 1997 and the Company expects to adopt the provisions of this statement in fiscal year 1998. Management does not expect this statement to significantly impact the Company's financial statements.

                              GROUP V CORPORATION
                        (formerly, NuOasis Gaming, Inc.)
                   Notes To Consolidated Financial Statements

NOTE 2. ACQUISITION OF NATIONAL POOLS CORPORATION

On June 13, 1996, Nona Morelli's II, Inc. ("Nona"), the then controlling parent of Group V, granted an option (the "Option") to Joseph Monterosso, the current President of the Company, to acquire 250,000 Series B Preferred Shares of Group V (the "Series B Shares") owned by Nona. The Option is exercisable at a price of $13.00 per share.

On December 19, 1996, Group V entered into Stock Purchase Agreements with each of the shareholders of NPC pursuant to which Group V agreed to issue a series of Secured Promissory Notes (the "Notes") in the aggregate principal amount of $1,200,000 and 1,000,000 shares of Group V's restricted common stock to the NPC shareholders in exchange for all of the issued and outstanding shares of capital stock of NPC. The Notes are convertible into a maximum of 241,900,000 shares of Group V common stock. The conversion of the Notes are contingent upon NPC's operations achieving certain financial goals over the next several fiscal years. The terms of the conversion are, for every $250,000 of net annual operating income achieved by NPC, $7,500 in principal amount of the Notes may be converted into 1,511,875 shares of restricted Group V common stock. The Notes are non-recourse to Group V, secured by the assets of NPC, bear interest at 8% per annum, and are due and payable on May 31, 1999 (Note 3). As part of this acquisition, Nona and Group V agreed to a debt assumption agreement whereby all Group V debt in excess of $20,000 on December 24, 1996, except for amounts owed to certain affiliates, which have been converted into shares of Group V common stock, was assumed by Nona (Note 8). The NPC Stock Purchase Agreements closed on December 24, 1996.

On June 13, 1997, Mr. Monterosso exercised the Option to purchase 128,041 Series B Shares, at $13.00 per share, by payment to Nona of approximately $1,665,000. The 128,041 Series B Shares acquired may be immediately converted into 9,987,198 shares of restricted Group V common stock. Additionally on June 13, 1997, Group V sold its wholly owned subsidiary, CMA, to Nona for cash of $1,140,000, notes receivable from NPC aggregating $245,836, and a credit against the Nona intercompany account of $95,000. The Fiscal 1997 operations of CMA through the sale date of June 13, 1997 has been presented as a discontinued operation in the accompanying consolidated statements of operations (Note 1). The gain on sale of CMA of $799,478 has been accounted for as a capital contribution in the accompanying consolidated statements of stockholders' equity.

On August 22, 1997 and effective June 13, 1996, the Option was amended (the "Amended Option") to increase the exercise price for 21,959 of the Series B Shares from $13.00 per share to $72.20 per share, or approximately $1,585,000 for the 21,959 shares of Series B Preferred Stock. The option to purchase the remaining 100,000 shares of Series B Shares was terminated. Concurrently, Nona granted Mr. Monterosso a new option to purchase the remaining 100,000 Series B Shares at an exercise price of $11.70 per share. Additionally, as consideration for granting the new option, Nona acquired the right to require Mr. Monterosso to purchase all or any remaining unexercised shares of the 100,000 Series B Shares in its entirety by September 1, 1998.

                              GROUP V CORPORATION
                        (formerly, NuOasis Gaming, Inc.)
                   Notes To Consolidated Financial Statements

NOTE 2. ACQUISITION OF NATIONAL POOLS CORPORATION (CONTINUED)

Closing on September 2, 1997, but effective June 30, 1997, Mr. Monterosso exercised the Amended Option to purchase 21,959 Series B Shares, at $72.20 per share, by payment to Nona of approximately $1,585,000. The 21,959 Series B Shares acquired may be immediately converted into 1,712,802 shares of restricted Group V common stock. Concurrent with the exercise of the Amended Option, Group V released Nona from liability, if any, arising from any events while Nona controlled Group V, in exchange for approximately $1,585,000 of marketable securities. Such marketable securities have not yet been delivered from escrow and, accordingly, the consideration to be received by the Company has been presented in the accompanying consolidated balance sheet as due from escrow. Additionally, such consideration has been accounted for as a capital contribution in the accompanying statements of stockholders' equity.

On September 2, 1997, Nona sold to Mr. Monterosso 6,000,000 New Class D Warrants in consideration for a $1,800,000 promissory note secured by the New Class D Warrants, due in September 1998. Each New Class D Warrant is exercisable at $1.00 per share and entitles Mr. Monterosso to receive, upon exercise, two shares of common stock, or a total of 12,000,000 common shares if all the of the New Class D Warrants are exercised. The New Class D Warrants expire on March 30, 2004, and to date, none of the New Class D Warrants have been exercised.

On September 2, 1997, Nona granted to Mr. Monterosso an option to purchase 7,800,000 common shares of the Company exercisable at $0.15 per share after Nona's election to convert its remaining 100,000 shares of Series B Preferred Stock into 7,800,000 common shares.

As a result of the Company's acquisition of NPC and the sales and purchases of the Series B Preferred Stock, as discussed above, a change in control of the Registrant has occurred and the Registrant is now no longer a controlled subsidiary of Nona.

BASIS OF PRESENTATION OF ACQUISITION

The acquisition of NPC presents Group V as the accounting acquiror. Since conversion of the Notes (see Note 3) is based upon future earnings of NPC, which is ultimately based upon the success of the Hit- LoTTo(TM) program, the probability of the conversion is currently undeterminable and uncertain. Although control of Group V may be transferred to the NPC shareholders upon conversion of the Notes due to this uncertainty, the acquisition of NPC has been accounted for under the purchase method of accounting in accordance with APB No. 16 with Group V deemed the accounting acquiror.

                              GROUP V CORPORATION
                        (formerly, NuOasis Gaming, Inc.)
                   Notes To Consolidated Financial Statements

NOTE 2. ACQUISITION OF NATIONAL POOLS CORPORATION (CONTINUED)

The following table summarizes the assets acquired and liabilities assumed by the Company in connection with its acquisition of NPC, which closed on December 24, 1996.




     Employee advances           $    30,939
     Fixed assets, net                45,232
     Software, net                    38,245
     Other assets                      5,455
     Goodwill                      3,318,107      (a)
     Liabilities assumed          (2,112,978)
                                 ------------

    Total consideration          $ 1,325,000      (b)
                                 ============

     (a) The excess of the purchase price over the fair market value of the net assets acquired was approximately $3,318,107 and was allocated to goodwill. Due to the Registrant's and NPC's historical negative cash flows from operations and working capital deficit, the goodwill of $3,318,107 was immediately written off due to the uncertainty of realizing any future benefit from this asset.

     (b) Total consideration consists of convertible notes payable of $1,200,000 (Note 3) and common stock aggregating $125,000 based on the fair value of the Company's common stock on the close date.

NOTE 3.  CONVERTIBLE NOTES PAYABLE

In connection with the Stock Purchase Agreements with each of the shareholders of NPC (Note 2), the Company issued Secured Promissory Notes (the "Notes") in the aggregate principal amount of $1,200,000. The Notes are convertible into a maximum of 241,900,000 shares of Group V common stock. The conversion of the Notes is contingent upon NPC's operations achieving certain financial goals over the next several fiscal years. The terms of the conversion are, for every $250,000 of net annual operating income achieved by NPC, $7,500 in principal amount of the Notes may be converted into 1,511,875 shares of restricted Group V common stock. The Notes are non-recourse to Group V, secured by the assets of NPC, bear interest at 8% per annum, and are due and payable on May 31, 1999. As such, the Notes are included in long-term debt at June 30, 1997 in the accompanying consolidated balance sheet.

                              GROUP V CORPORATION
                        (formerly, NuOasis Gaming, Inc.)
                   Notes To Consolidated Financial Statements

NOTE 4.  STOCKHOLDERS' EQUITY

COMMON SHARES RESERVED FOR ISSUANCE

At June 30, 1997, shares of common stock were reserved for the exercise and conversion of the following:

Preferred stock:
        14% Preferred Stock issued and outstanding            170,000
        Series B Preferred Stock issued and outstanding 19,500,000 Redeemable common stock purchase warrants:
        New Class A (exercisable at $.50 per share)         1,530,000
        New Class B (exercisable at $.75 per share)         3,080,000
        New Class C (exercisable at $1.00 per share)        1,510,000
        New Class D (exercisable at $.50 per share)        12,000,000
1993 Incentive and Non-qualified Stock
        Options - available for grant                       1,200,000
1991 Non-qualified Stock Options - available for grant        600,000
1989 Incentive Stock Options - available for grant            500,000
1989 Non-qualified Stock Options: available for grant         500,000

Other Stock Options:
Grants outstanding                                            847,500
NPC Convertible Notes Payable                             214,900,000
                                                          -----------
                Total                                     256,337,500
                                                          ===========

None of the common stock purchase warrants have been exercised as of the date of this report, accordingly no shares have been issued or reflected in the stockholders' equity section of the accompanying consolidated balance sheet.

PREFERRED STOCK

During 1989, stockholders authorized the issuance of up to 1,000,000 shares of preferred stock with a par value of $.01 per share.

During 1989, the Company sold 750,000 shares of preferred stock designated as 14% cumulative convertible preferred stock (the "14% Preferred Stock"). The 14% Preferred Stock is redeemable, in whole or in part, at the option of the Company at a redemption price of $100 per share plus any unpaid dividends thereon to the redemption date. The 14% Preferred Stock has a liquidation value of $1.00 per share, ranks, as to dividends and liquidation, prior to the common stock and is convertible at the option of the holder upon 30 days notice into one share of common stock, subject to adjustments in certain events. Each share is entitled to one vote and an annual dividend of $.14 per share. Dividends are cumulative and payable quarterly when declared. Dividends on common stock may not be paid unless provision has been made for payment of preferred dividends.

No 14% Preferred Stock was converted and no dividends were declared or paid on the 14% Preferred Stock during Fiscal 1997 and 1996. Dividends in arrears aggregated $158,225 at June 30, 1997.

                              GROUP V CORPORATION
                        (formerly, NuOasis Gaming, Inc.)
                   Notes To Consolidated Financial Statements

NOTE 4.  STOCKHOLDERS' EQUITY (CONTINUED)

The 14% Preferred Stock has a liquidation preference of the original purchase price ($1.00 per share) plus unpaid dividends on each share thereof. The balance of proceeds of a liquidation, if any, are to be paid to the common stockholders of the Company. A merger or reorganization or other transaction in which control is transferred will be treated similar to a liquidation. Subject to anti-dilution adjustments, each share of 14% Preferred Stock is convertible at any time into one share of the Company's common stock. Each share of the 14% Preferred Stock votes on a 1:1 converted-to-common stock basis, and the holders of 14% Preferred Stock and the holders of common stock shall vote together as one class on all matters submitted to a vote of the Company's stockholders. The conversion ratio of the 14% Preferred Stock to common stock will be proportionally adjusted in the event of dilution, i.e. proportional adjustments for stock splits and stock dividends will be made.

In March 1994, pursuant to a stock purchase agreement with Nona and CMA, the Company issued 250,000 shares of Series B Preferred Stock to Nona. The Series B Preferred Stock has no redemption rights and is not entitled to any dividends. It has a liquidation value of $2 per share in preference to any payment on common stock, subject only to rights of the holders of the 14% Preferred Stock. Each share is entitled to seventy-eight (78) votes and shall be convertible into seventy-eight (78) fully paid and nonassessable shares of common stock, or a total of 19,500,000 shares of common stock if all of the shares of Series B Preferred Stock are converted. As discussed in Note 2, Nona sold 150,000 shares of Series B Preferred Stock to Mr. Monterosso and converted the remaining 100,000 shares of Series B Preferred Stock into 7,800,000 shares of the Company's common stock (Note 2).

PRIVATE SALE OF COMMON STOCK AND NEW WARRANTS

During June 1993, the Company undertook a private placement of 25 units for an aggregate sales price of $250,000 ("Private Placement I"), with each unit consisting of 40,000 shares of common stock, 40,000 New Class A redeemable common stock purchase warrants ("New Class A Warrants") and 40,000 New Class B redeemable common stock purchase warrants ("New Class B Warrants"). Each New Class A Warrant entitles the holder to purchase one share of common stock at the price of $.50 per share for the period from August 1, 1993 to the effective date of a registration statement registering the common stock and the common stock underlying the New Class A Warrants offered and issuable under the related private placement memorandum. Each New Class B Warrant entitles the holder to purchase one share of common stock at the price of $.75 per share for the period from August 1, 1993 to the effective date of a registration statement registering the common stock and the common stock underlying the New Class B Warrants offered and issuable under the related private placement memorandum.

During July 1993, the Company undertook a private placement of an additional 25 units for an aggregate sales price of $250,000 ("Private Placement II"), with each unit consisting of 40,000 shares of common stock, 40,000 New Class A Warrants, and 40,000 New Class B Warrants.

During August 1993, the Company undertook a private placement of an additional 20 units for an aggregate sales price of $200,000 ("Private Placement III"), with each unit consisting of 40,000 shares of common stock, 40,000 New Class A Warrants, and 40,000 New Class B Warrants.

In connection with Private Placements I, II and III, the Company received proceeds of $559,000 (net of sales agent and other direct costs which aggregated $141,000) from the sale of 70 units and issued 2,800,000 shares of common stock, 2,800,000 New Class A Warrants and 2,800,000 New Class B Warrants during fiscal year 1993.

                              GROUP V CORPORATION
                        (formerly, NuOasis Gaming, Inc.)
                   Notes To Consolidated Financial Statements

NOTE 4.  STOCKHOLDERS' EQUITY (CONTINUED)

In September 1993, in an effort to encourage early exercise, the Company offered one New Class C redeemable common stock purchase warrant ("New Class C Warrants") for each New Class A Warrant exercised on or before September 30, 1993. In connection with that offer, 1,550,000 New Class A Warrants were exercised resulting in the issuance of an additional 1,550,000 shares of common stock for $775,000 and 1,550,000 New Class C Warrants. Each New Class C Warrant entitles the holder to purchase one share of common stock at the price of $1.00 per share.

The Company received $50,000, $300,000 and $1,090,000 from other private sales of 300,000, 1,371,500 and 1,090,000 shares of restricted common stock during 1993, 1992 and 1991, respectively. The 1993 private sales included 100,000 New Class A Warrants and 100,000 New Class B Warrants. No amounts were recorded on the balance sheet for the issuance or valuation of the warrants as all proceeds were recorded in common stock and additional paid-in-capital accounts. All New Class A, B and C Warrants are exercisable up to one year after the effective date of the registration of the underlying stock. As of the date of this report, the registration of the underlying stock has not been finalized and therefore is not yet effective.

In March 1994, pursuant to a stock purchase agreement with Nona and CMA, the Company issued 6,000,000 New Class D Warrants to Nona. Each New Class D Warrant is exercisable at $1.00 per share and will entitle the holder to receive upon exercise two (2) shares of common stock, or a total of 12,000,000 shares if all of the New Class D Warrants are exercised. The New Class D Warrants expire on March 30, 2004, and to date, none of the New Class D Warrants have been exercised. In September 1997, Nona sold the New Class D Warrants to Mr. Monterosso for a $1,800,000 promissory note secured by the New Class D Warrants (Note 2).

1993 INCENTIVE AND NON-QUALIFIED STOCK OPTION PLANS

Under stock option plans adopted on January 22, 1993, the Company's Board of Directors may grant "incentive stock options" and "non-qualified stock options" whereby option holders may purchase up to 1,200,000 shares of common stock prior to the termination of the plan on January 22, 2003. Incentive stock options may only be granted to officers and other employees; non-qualified stock options may be granted to employees, advisors, consultants and members of the Board of Directors of the Company. Incentive stock options may not be granted at a price less than 100% of fair market value as of the date of grant to officers and employees who own less than 10% of the Company's common stock and 110% of fair market value to those officers and employees who own more than 10%. Non-qualified stock options may be granted at a price to be determined by the compensation committee of the Board of Directors on the date such non-qualified stock options are granted. Options are exercisable from the date of grant and expire no later than ten years from the date of grant or such earlier date as determined by the compensation committee at the date of grant. However, the term of an incentive stock option granted to an officer or other employee who at the time of grant owns at least 10% of the Company's common stock, shall not exceed five years. No options have been granted under the 1993 incentive and non-qualified stock options plans.

                              GROUP V CORPORATION
                        (formerly, NuOasis Gaming, Inc.)
                   Notes To Consolidated Financial Statements

NOTE 4.  STOCKHOLDERS' EQUITY (CONTINUED)

1991 NON-QUALIFIED STOCK OPTIONS

Under a stock option plan adopted on February 1, 1991, the Company's Board of Directors may grant "non-qualified stock options" whereby employees may purchase up to 600,000 shares of common stock prior to the termination of the plan on February 1, 2001. Options must be granted at no less than 85% of fair market value as of the date of grant. Options are exercisable from the date of grant and expire no later than five years from the date of grant. No options were issued or exercised during fiscal years 1997 or 1996. During Fiscal 1997, 150,000 options expired and were canceled. 600,000 options remain available for grant as of June 30, 1997.

1989 INCENTIVE STOCK OPTIONS

Under a stock option plan adopted on July 30, 1989, the Company's Board of Directors may grant "incentive stock options" whereby employees may purchase up to 500,000 shares of common stock prior to the termination of the plan on July 30, 1999. Options may not be granted at a price less than 100% of fair market value as of the date of grant to officers and employees who own less than 10% of the Company's common stock and 110% of fair market value to those officers and employees who own more than 10%. Options are exercisable from the date of grant, and expire no later than five years from the date of grant. No options were issued or exercised during fiscal years 1997 or 1996. During Fiscal 1997, 50,000 options expired and were canceled. 500,000 options remain available for grant as of June 30, 1997.

1989 NON-QUALIFIED STOCK OPTIONS

Under a stock option plan adopted on July 30, 1989, the Company's Board of Directors may grant "non-qualified stock options" whereby employees may purchase up to 500,000 shares of common stock prior to the termination of the plan on July 30, 1999. Options must be granted at no less than 85% of fair market value as of the date of grant. Options are exercisable from the date of grant and expire no later than five years from the date of grant. No options were issued or exercised during fiscal years 1997 or 1996. During Fiscal 1997, 200,000 options expired and were canceled. 500,000 options remain available for grant as of June 30, 1997.

THE NONA OPTION

In March 1994, pursuant to a stock purchase agreement with Nona and CMA, the Company granted to Nona a nontransferable option for the purchase of up to 6,160,000 shares of the Company's common stock. The exercise price and total number of shares that can be purchased upon exercise of the option is equal to the exercise price and number of shares of common stock subject to New Class A, New Class B and New Class C Warrants outstanding at the Closing Date that eventually expired unexercised. The Warrant Agreements extend the expiration dates of the respective warrants to one year after the effective date of a registration statement, at which time Nona may exercise its option provided all the New Class A, B and C Warrants have not been exercised. Nona does not hold any of the New Class A, B or C Warrants, nor is it currently entitled to exercise its Option. In conjunction with the sale of the New Class D Warrants (Note 2), Nona also sold its rights to exercise any remaining unexercised New Class A, New Class B and New Class C Warrants.

                              GROUP V CORPORATION
                        (formerly, NuOasis Gaming, Inc.)
                   Notes To Consolidated Financial Statements

NOTE 4.  STOCKHOLDERS' EQUITY (CONTINUED)

OTHER STOCK OPTIONS

A summary of other stock option transactions for Fiscal 1997 and 1996 is as follows:


                                         Year             Nine Months
                                         Ended                Ended
                                     June 30, 1997        June 30, 1996
                                  -----------------   -------------------
Outstanding at beginning of year        6,281,176           5,875,000
    Granted                                     -           1,275,000
    Exercised                          (5,433,676)           (868,824)
    Canceled                                    -                   -
    Issued                                      -                   -
                                  -----------------   -------------------

Outstanding at end of year               847,500            6,281,176
                                  =================   ===================

Range of option exercise prices granted        -        $.12   -   $1.00


STOCK OPTIONS GRANTED

There were no stock options granted in Fiscal 1997 and the stock options granted in Fiscal 1996 are described in Note 5.

STOCK OPTIONS EXERCISED

During Fiscal 1997, 5,433,676 common shares were issued upon exercise of options by affiliates of the Company in the aggregate amount of $652,041 or $.12 per share. The Company received notes in the aggregate amount of $584,167 and aggregate cash payments of $67,874 as consideration for the exercise of these options. The notes are due May 1998 and earn interest at 10% per annum.

During Fiscal 1996, 868,824 common shares were issued upon exercise of options by the President of the Company in the amount of $104,258, or $.12 per share. The Company received a note receivable in the amount of $78,758 and a cash payment of $25,500 as consideration for the exercise of these options. The note receivable was fully paid during Fiscal 1997.

SHARES ISSUED TO ADVISORS

During Fiscal 1997, 3,626,040 common shares were issued primarily to advisors and consultants for services rendered during Fiscal 1997 and 1996. In accordance with SFAS No. 123, the Company recorded related expenses based on the fair value of the services received which was more reliably measurable.

                              GROUP V CORPORATION
                        (formerly, NuOasis Gaming, Inc.)
                   Notes To Consolidated Financial Statements

NOTE 5.  RELATED PARTY EMPLOYMENT AND CONSULTING AGREEMENTS

FORMER OFFICERS AND DIRECTORS

In August 1995, the Company entered into an Employment Agreement with Fred G. Luke, the Company's former Chairman and President. Mr. Luke served as the Company's Chairman and President since approximately March 31, 1994 through August 8, 1997, and November 25, 1996, respectively. The terms of the Employment Agreement call for Mr. Luke to receive $4,500 per month, retroactive to April 1, 1994, for five (5) years as a base salary; and, grant him an option to purchase 3,000,000 shares of the Company's common stock at an exercise price of $.12 per share. In May 1997, 198,715 common shares were issued in settlement of all amounts owed to Mr. Luke as of May 5, 1997. The Company expensed $54,000 and $40,500 during Fiscal 1997 and 1996, respectively, and had no amounts due to Mr. Luke as of June 30, 1997. Mr. Luke's Employment Agreement was terminated effective May 5, 1997.

Effective April 1, 1996, the Company renewed a consulting agreement with John D. Desbrow through March 31, 1997 to perform legal services and to hold the office of Secretary. Under the renewed consulting agreement the Company contracted to pay Mr. Desbrow $75,000 per annum for the renewal term payable in the Company's common stock. In May 1997, 102,030 common shares were issued in settlement of all amounts owed to Mr. Desbrow as of May 5, 1997. Under the terms of the consulting agreement, Mr. Desbrow invoices the Company and applies the net proceeds received from the sale of stock to the invoiced amounts. For purposes of any "profit" computation under Section 16 (b), Mr. Desbrow and the Company have agreed the price paid for the shares is deemed to be $75,000. The Company expensed $62,500 and $43,750, during Fiscal 1997 and 1996, respectively, and had no amounts due to Mr. Desbrow as of June 30, 1997. Mr. Desbrow's renewed consulting agreement was terminated on May 5, 1997.

In July 1996, the Company renewed a consulting agreement with Steven H. Dong, pursuant to which Mr. Dong is to perform accounting services and to hold the office of Chief Financial Officer through June 30, 1997. Pursuant to the renewed consulting agreement the Company agreed to pay Mr. Dong $39,000 per annum in cash or in the Company's common stock, payable monthly in arrears. In May 1997, 237,500 common shares were issued in settlement of all amounts owed to Mr. Dong as of May 5, 1997. Under the terms of the renewed consulting agreement, Mr. Dong invoices the Company and applies the net proceeds received from the sale of stock to the invoiced amounts. For purposes of any "profit" computation under
Section 16 (b), Mr. Dong and the Company have agreed the price paid for the shares is deemed to be $39,000. The Company expensed $39,000 and $15,000 during Fiscal 1997 and 1996, respectively, and had no amounts due to Mr. Dong as of June 30, 1997. Mr. Dong's renewed consulting agreement was terminated effective May 5,1997. Effective July 1, 1997, NPC entered into a new employment agreement with Mr. Dong to perform accounting services and to hold the office of Chief Financial Officer (see below.)

The Luke Family Trust and Lawver Corp. owns 93% and 7%, respectively, of NuVen Advisors. Fred G. Luke, as trustee of the Luke Trust, controls the Luke Trust and Mr. Jon Lawver is the majority shareholder of Lawver Corp. and thereby controls Lawver Corp. Effective October 1, 1995, Group V and CMA renewed Advisory and Management Agreements with NuVen Advisors for the engagement of NuVen Advisors to perform professional services for Fiscal 1997 and 1996. Pursuant to such renewal, Group V and CMA agreed to pay NuVen Advisors $120,000 annually, payable monthly in arrears. In May 1997, 787,180 common shares were issued in settlement of all amounts owed to NuVen Advisors as of May 5, 1997. The Company expensed $240,000 and $225,000, during Fiscal 1997 and 1996, respectively, and had no amounts due to NuVen Advisors as of June 30, 1997. NuVen Advisors' agreements were terminated effective May 5, 1997.

                              GROUP V CORPORATION
                        (formerly, NuOasis Gaming, Inc.)
                   Notes To Consolidated Financial Statements

NOTE 5.  RELATED PARTY EMPLOYMENT AND CONSULTING AGREEMENTS (CONTINUED)

During fiscal year 1994, the Company entered into an agreement with Structure America, Inc. ("SAI") to issue 1,000,000 shares for consulting services. Such services were rendered during fiscal year 1995. During fiscal year 1996, the Company entered into another agreement with SAI to perform consulting services. Pursuant to such agreement, the Company agreed to issue 1,000,000 common shares of the Company to SAI and granted SAI an option to purchase 1,000,000 common shares of the Company, exercisable at $.12 per share. In May 1997, 1,000,000 common shares were issued in settlement of all amounts owed to SAI as of May 5, 1997. The Registrant expensed $200,000 and $75,000 during fiscal years 1997 and 1996, respectively, and had no amounts due to SAI as of June 30, 1997. SAI's agreement was terminated effective May 5, 1997.

NEW OFFICERS AND DIRECTORS

Effective July 1, 1997, the Company entered into an employment agreement with Dennis Houston to serve as the NPC's Chief Operating Officer and a Director of the Company. The agreement compensates Mr. Houston $100,000 per annum through December 31, 1997, and $200,000 per annum through June 30, 2000, payable in cash or in common stock. The agreement also granted Mr. Houston an option to purchase 5,250,000 common shares of the Company at an exercise price of $0.50 per share and participation in the Company's management bonus program.

On April 1, 1994, NPC entered into an employment agreement with Joseph Monterosso to serve as NPC's Chief Executive Officer. In conjunction with the acquisition of NPC, Mr. Monterosso became the Company's President and Director on November 25, 1996, and Chairman on August 8, 1997. The agreement compensates Mr. Monterosso $125,000 per annum and $250,000 per annum upon the first sale of the Company's HitLoTTo(TM) Value Card, payable in cash or in common stock of the Company.

Effective July 1, 1997, the Company entered into an employment agreement with Steven H. Dong to serve as the Company's Chief Financial Officer. The agreement compensates Mr. Dong $105,000 per annum through June 30, 1998, and $125,000 per annum through June 30, 1999, payable in cash or in common stock of the Company. The agreement also granted Mr. Dong an option to purchase 800,000 common shares of the Company at an exercise price of $0.50 per share and participation in the Company's management bonus program.

NOTE 6.  INCOME TAXES

The income tax effects of significant items comprising the Company's net deferred income tax assets and liabilities as of June 30, 1997 and 1996 are as follows:

                                                     1997              1996
                                                 --------------   --------------
 Accrued expenses                                $     185,000    $           -
 Valuation allowance                                  (185,000)               -
                                                 --------------   --------------
 Current portion of deferred tax liabilities     $           -    $           -
                                                 ==============   ==============

 Depreciation and amortization                   $      (3,000)   $     154,000
 Net operating loss carryforwards                    3,470,000        2,796,000
 Valuation allowance                                (3,467,000)      (2,950,000)
                                                 --------------   --------------
 Long-term portion of deferred tax liabilities   $           -    $           -
                                                 ==============   ==============

                              GROUP V CORPORATION
                        (formerly, NuOasis Gaming, Inc.)
                   Notes To Consolidated Financial Statements

NOTE 6.  INCOME TAXES (CONTINUED)

The reconciliation of income taxes computed at the federal statutory tax rate to income tax expense at the effective income rate is as follows:

                                                               1997       1996
                                                             --------   --------
        Federal statutory income tax (benefit) rate           (34.0)%   (34.0)%
        Increases (decreases) resulting from:
                Goodwill                                       36.1         -
                Net change in valuation allowance              (2.1)     34.0
                                                             --------   --------
        Effective income benefit rate                             -%        -%
                                                             ========   ========

The Company has federal and state net operating losses ("NOL's") approximating $9,510,000 and $4,150,000, respectively. A significant portion of the NOL's resulted from the acquisition of NPC and may be subject to ownership change limitations. The federal NOL's carryforwards begin to expire in fiscal year 2005. The state NOL's carryforwards begin to expire in fiscal year 1998. In addition, utilization of the NOL's may be limited under Section 382 of the Internal Revenue Code due to additional ownership changes.

At June 30, 1997 and 1996, a 100% valuation allowance has been provided to reduce the Company's net deferred tax assets for the amount by which the deferred tax asset exceeded the net deferred tax liability resulting from all temporary differences. The Company has provided the allowance since management could not determine that is was "more likely than not" that the benefits of the deferred tax assets would be realized.

NOTE 7.  COMMITMENTS AND CONTINGENCIES

OPERATING LEASE

The Company sublets office space in San Francisco, California from a stockholder. The related lease expires June 2002. Future minimum annual rental payments required under the terms of the lease are as follows for the years ending June 30,:

          1998            $    41,221
          1999                 42,870
          2000                 44,585
          2001                 46,369
          2002                 48,223
                          ------------
          Total           $   223,268
                          ============

Rent expense aggregated $22,811 and $540 in Fiscal 1997 and 1996, respectively.

LEGAL PROCEEDINGS

The Company's legal proceedings during Fiscal 1997 were associated with Nona and CMA and therefore do not involve the Company since CMA was sold to Nona and since Nona is no longer a controlling parent (Note 2).

                               GROUP V CORPORATION
                        (formerly, NuOasis Gaming, Inc.)
                   Notes To Consolidated Financial Statements

NOTE 8.  EXTRAORDINARY ITEM

During Fiscal 1997, NPC extinguished a note payable, related accrued interest and certain trade obligations aggregating $1,475,503 by making aggregate cash payments of $153,033. In addition, as discussed in Note 2, Nona assumed liabilities of the Company aggregating $45,984. Such debt forgiveness has been recorded as an extraordinary gain in the accompanying consolidated statements of operations. The extraordinary item has not been presented net of tax due to the Company's current year net loss and existing net operating loss carryforwards.

NOTE 9.  SUBSEQUENT EVENT

In September 1997, the Company agreed in principle to acquire a 50% convertible net profits interest ("Net Profits Interest") in Universal Network Services, Inc. ("UNSI"). NPC's Chief Operating Officer is a shareholder and officer of UNSI. The Net Profits Interest will provide the Company with up to 50% of UNSI's net operating profit and grant the Company the option to convert its Net Profits Interest into an equity interest of up to 100% of UNSI's issued and outstanding common stock. No agreements have yet been executed and negotiations are still in process. UNSI is an interexchange carrier that provides telecommunications services to both residential and business customers throughout the United States and certain foreign countries.

                               GROUP V CORPORATION
                        (FORMERLY, NUOASIS GAMING, INC.)
                      CONSOLIDATED CONDENSED BALANCE SHEET
                      AS OF SEPTEMBER 30, 1997 (UNAUDITED)


                                                                   SEPTEMBER 30,
                                                                       1997
                                                                ----------------
                                                                    (UNAUDITED)
ASSETS

CURRENT ASSETS:
 Cash and cash equivalents                                      $      436,180
 Marketable securities                                               1,585,468
 Advances                                                              519,400
                                                                ----------------
    Total Current Assets                                             2,541,048
                                                                ----------------
 Fixed assets
 Equipment                                                              45,232
   Less accumulated depreciation                                       (11,173)
                                                                ----------------
      Total Fixed Assets, net                                           34,059
                                                                ----------------

Other assets                                                             4,405
                                                                ----------------

TOTAL ASSETS                                                    $    2,579,512
                                                                ================

CURRENT LIABILITIES:
 Accounts payable                                               $      441,329
 Due to affiliates                                                     391,538
 Accrued expenses and accrued interest                                 101,951
                                                                ----------------
     Total Current Liabilities                                         934,818
                                                                ----------------
LONG TERM LIABILITIES:
 Notes payable                                                       1,200,000
                                                                ----------------
      Total Long Term Liabilities                                    1,200,000
                                                                ----------------
      Total Liabilities                                              2,134,818
                                                                ----------------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
 Preferred stock - par value $.01; authorized 1,000,000
  shares; 14% cumulative convertible; issued and outstanding
  170,000 shares (aggregate liquidation of $170,000)                     1,700
 Preferred Stock Series B - par value $2.00; authorized,
  issued and outstanding 150,000 shares (aggregate liquidation
  of 300,000)                                                          300,000
 Common stock - par value $.01; authorized 333,000,000
  shares; 47,859,880 shares issued and outstanding                     478,598
 Additional paid-in capital                                         16,208,793
 Stockholders' receivables                                            (553,967)
 Accumulated deficit                                               (15,990,430)
                                                                ----------------
  Total Stockholders' Equity                                           444,694
                                                                ----------------
TOTAL LIABILITIES AND STOCKHOLDERS'
 EQUITY                                                         $    2,579,512
                                                                ================

   See accompanying notes to these consolidated condensed financial statements

                               GROUP V CORPORATION
                        (FORMERLY, NUOASIS GAMING, INC.)
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
       FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED)



                                           THREE MONTHS ENDED
                                           SEPTEMBER 30,
                                           ------------------------------

                                                  1997          1996
                                              ------------  ------------
                                               (UNAUDITED)    (UNAUDITED)

Costs and expenses:
  General and administrative                  $   173,258   $    16,874
  Professional Services                           177,848       172,193
  Depreciation and amortization                     4,410             -
  Interest expense, net                            17,385             -
                                              ------------  ------------
       Totals                                     372,901       189,067
                                              ------------  ------------
Net loss                                      $  (372,901)  $  (189,067)
                                              ============  ============

Net loss applicable to
 common stock                                 $  (378,851)  $  (195,107)
                                              ============  ============

Net loss per common share                     $      (.01)  $      (.01)
                                              ============  ============

Weighted average common
 shares outstanding                            42,179,445     29,651,740
                                              ============   ============







   See accompanying notes to these consolidated condensed financial statements


                               GROUP V CORPORATION
                        (FORMERLY, NUOASIS GAMING, INC.)
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
       FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED)


                                                                 THREE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                                 ------------------------
                                                                     1997         1996
                                                                 -----------   ----------
                                                                 (UNAUDITED)   (UNAUDITED)
Operating activities:
  Net loss                                                       $ (372,901)   $ (189,067)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
      Depreciation and amortization                                   4,410            -
      Increase (decrease) from changes in:                                -
         Advances                                                   (62,409)           -
         Other assets                                                17,841            -
         Accounts payable, accrued expenses and interest             80,507      (24,289)
         Due to affiliate                                            61,007       94,827
                                                                 -----------   ----------
          Net cash used in operating activities                    (271,545)    (118,529)
                                                                 -----------   ----------

Financing activities:
  Proceeds from stockholders' receivables                            30,200      120,467
                                                                 -----------   ----------
          Net cash provided by financing activities                  30,200      120,467
                                                                 -----------   ----------

Net (decrease) increase in cash and cash equivalents               (241,345)       1,938

Cash and cash equivalents, beginning of period                      677,525           84
                                                                 -----------   ----------

Cash and cash equivalents, end of period                         $  436,180    $   2,022
                                                                 ===========   ==========

Supplemental Disclosure of Cash Flow Information
 Cash paid during the year for:

      Income taxes                                               $       -     $       -
      Interest                                                   $       -     $       -

 Non-cash investing and financing activities:
      Preferred Stock Series B Converted to Common Stock         $  200,000    $       -




   See accompanying notes to these consolidated condensed financial statements

                               GROUP V CORPORATION
                        (FORMERLY, NUOASIS GAMING, INC.)
                   NOTES TO CONSOLIDATED CONDENSED STATEMENTS
                         SEPTEMBER 30, 1997 (UNAUDITED)

NOTE 1.GENERAL

PRINCIPLES OF CONSOLIDATION

Group V Corporation and its subsidiary ("the Company"), operates as a holding company for leisure and entertainment related businesses. Group V Corporation was incorporated in the State of Delaware in 1987. During the quarter ended September 30, 1997, the Company and its wholly-owned subsidiary were engaged in gaming and investment development activities. The activities of the Company's subsidiaries have been primarily in the United States.

The accompanying unaudited consolidated condensed financial statements include the accounts of Group V Corporation (formerly, NuOasis Gaming, Inc.) ("Group V", the "Company" or the "Registrant") and its wholly-owned subsidiary, National Pools Corporation ("NPC"). As used herein, the above is collectively referred to as the "Registrant" or the "Company" unless the context indicates otherwise. All material intercompany accounts and transactions have been eliminated in consolidation.

In the opinion of management, the accompanying unaudited consolidated condensed financial statements reflect all adjustments, consisting of normal recurring accruals, necessary to present fairly the Registrant's financial position as of September 30, 1997, and its results of operations and cash flows for the three months then ended. Information included in the unaudited consolidated condensed balance sheet as of September 30, 1997 has been derived from the Registrant's audited consolidated balance sheet included in the Registrant's 1997 Form 10-KSB. The accompanying unaudited consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and other information in the fiscal 1997 Form 10-KSB. The unaudited results of operations for the three months ended September 30, 1997 are not necessarily indicative of the operating results for the full year.

MANAGEMENT ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

Cash equivalents are highly liquid investments with a maturity of three months of less when acquired.

CONCENTRATION OF CREDIT RISK

As of September 30, 1997, the Company had cash on deposit with a financial institution that exceeded the federally insured limit by approximately $305,000.

                               GROUP V CORPORATION
                        (FORMERLY, NUOASIS GAMING, INC.)
                   NOTES TO CONSOLIDATED CONDENSED STATEMENTS
                         SEPTEMBER 30, 1997 (UNAUDITED)


FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards ("SFAS") No. 107 requires disclosure about fair value for all financial instruments whether or not recognized, for financial statement purposes. Disclosure about fair value of financial instruments is based on pertinent information available to management as of September 30, 1997. Considerable judgment is necessary to interpret market data and develop estimated fair value. The Company has determined that the fair value of all financial instruments approximated their carrying value as of September 30, 1997.

EQUIPMENT

Equipment is recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets which is five to seven years. Maintenance and repairs are charged to operations as incurred.

INCOME TAXES

The Company accounts for income taxes in accordance with SFAS No. 109, "ACCOUNTING FOR INCOME TAXES," which requires the use of the "liability method" of accounting for income taxes. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Current income taxes are based on the year's income taxable for federal and state income tax reporting purposes.

ACCOUNTING FOR EMPLOYEE STOCK OPTIONS

In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION." In conformity with the provisions of SFAS No. 123, the Company has determined that it will not change to the fair value method presented by SFAS No. 123 and will continue to follow Accounting Principle Board Opinion No. 25 for measurement and recognition of employee stock-based transactions.

ISSUANCE OF STOCK FOR SERVICES

Shares of the Company's common stock issued for services are recorded in accordance with APB16 at the fair market value of the stock issued or the fair market value of the services provided, whichever value is the more clearly evident. The value of the services are typically stipulated by contractual agreements. There were no shares issued for services during the quarter ended September 30, 1997.

LOSS PER COMMON SHARE

Loss per common share is computed based on the net loss for each period, as adjusted for dividends required on preferred stock ($5,950 and $5,950 for the three months ended September 30, 1997, and 1996, respectively) and the weighted average number of common shares outstanding. Common stock equivalents were not considered in the loss per share calculations, as the effect would have been anti-dilutive.

                               GROUP V CORPORATION
                        (FORMERLY, NUOASIS GAMING, INC.)
                   NOTES TO CONSOLIDATED CONDENSED STATEMENTS
                         SEPTEMBER 30, 1997 (UNAUDITED)

REVENUE RECOGNITION

There were no revenues during the three months ended September 30, 1997 and 1996.

RECLASSIFICATION OF PRIOR YEAR AMOUNTS

To enhance comparability, the fiscal 1997 consolidated financial statements have been reclassified, where appropriate, to conform with the financial statement presentation used in fiscal 1998.

NOTE 2.    ACQUISITIONS

NATIONAL POOLS CORPORATION

On June 13, 1996, Nona Morelli's II, Inc. ("Nona"), the then controlling parent of Group V, granted an option (the "Option") to Joseph Monterosso, the current President of the Company, to acquire 250,000 Series B Preferred Shares of Group V (the "Series B Shares") owned by Nona. The Option is exercisable at a price of $13 per share.

On December 19, 1996, Group V entered into Stock Purchase Agreements with each of the shareholders of NPC pursuant to which Group V agreed to issue a series of Secured Promissory Notes (the "Notes") in the aggregate principal amount of $1,200,000 and 1,000,000 shares of Group V's restricted common stock to the NPC shareholders in exchange for all of the issued and outstanding shares of capital stock of NPC. The Notes are convertible into a maximum of 241,900,000 shares of Group V common stock. The conversion of the Notes are contingent upon NPC's operations achieving certain financial goals over the next several fiscal years. The terms of the conversion are, for every $250,000 of net annual operating income achieved by NPC, $7,500 in principal amount of the Notes may be converted in 1,511,875 shares of restricted Group V common stock. The Notes are non-recourse to Group V, secured by the assets of NPC, bear interest at 8% per annum, and are due and payable on May 31, 1999. As part of this acquisition, Nona and Group V agreed to a debt assumption agreement whereby all of Group V debt in excess of $20,000 on December 24, 1996, except for amounts owned to certain affiliates, which have been converted into shares of Group V common stock, was assumed by Nona. The NPC Stock Purchase Agreements closed on December 24, 1996.

On June 13, 1997, Mr. Monterosso exercised the Option to purchase 128,041 Series B Shares, at $13 per share, by payment to Nona of approximately $1,665,000. The 128,041 Series B Shares acquired may be immediately converted in 8,987,198 shares of restricted Group V common stock. Additionally on June 13, 1997, Group V sold it wholly owned subsidiary, CMA, to Nona for cash of $1,140,000, notes receivable from NPC aggregating $245,836, and a credit against the Nona intercompany account of $95,000.

                               GROUP V CORPORATION
                        (FORMERLY, NUOASIS GAMING, INC.)
                   NOTES TO CONSOLIDATED CONDENSED STATEMENTS
                         SEPTEMBER 30, 1997 (UNAUDITED)

On August 22, 1997, and effective June 13, 1997, the Option was amended (the "Amended Option") to increase the exercise price for 21,959 of the Series B Shares from $13 per share to $72.20 per share, or approximately $1,585,000 for the 21, 959 shares of Series B Preferred Stock. The option to purchase the remaining 100,000 shares of Series B shares was terminated. Concurrently, Nona granted Mr. Monterosso a new option to purchase the remaining 100,000 Series B Shares at an exercise price of $11.70 per share. Additionally, as consideration for granting the new option, Nona acquired the right to require Mr. Monterosso to purchase all or any remaining unexercised shares of the 100,000 Series B Shares in its entirety by September 1, 1998.

Closing on September 2, 1997, but effective June 30, 1997, Mr. Monterosso exercised the Amended Option to purchase 21,959 Series B Shares, at $72.20 per share, by payment to Nona of approximately $1,585,000. The 21,959 Series B Shares acquired may be immediately converted into 1,712,803 shares of restricted Group V common stock. Concurrent with the exercise of the Amended Option, Group V released Nona from liability, if any, arising from any events while Nona controlled Group, in exchange for approximately $1,585,000 of marketable securities ("Marketable Securities"). Subsequent to June 30, 1997, the Marketable Securities have been delivered from escrow and, accordingly, the consideration received by the Company has been presented in the accompanying unaudited consolidated condensed balance sheet as marketable securities. Additionally, such consideration has been accounted for as a capital contribution.

On September 2, 1997, Nona sold to Mr. Monterosso 6,000,000 New Class D Warrants in consideration for a $1,800,000 promissory note secured by the New Class D Warrants, due in September 1998. Each New Class D Warrant is exercisable at $1 per share and entitles Mr. Monterosso to receive, upon exercise, two shares of common stock, or a total of 12,000,000 common shares if all the New Class D Warrants have been exercised.

On September 2, 1997, Nona granted to Mr. Monterosso an option to purchase 7,800,000 common shares of the Company exercisable at $0.15 per share after Nona converted its remaining 100,000 shares of Series B Preferred Stock into 7,800,000 common shares.

As a result of the Company's acquisition of NPC and the sales and purchases of the Series B Preferred Stock, as discussed above, a change in control of the Registrant has occurred and the Registrant is now no longer a controlled subsidiary of Nona.

UNIVERSAL NETWORK SERVICES, INC.

In September 1997, the Company agreed in principle to acquire a 50% convertible net profits interest ("Net Profits Interest") in Universal Network Services, Inc. ("UNSI"). NPC's Chief Operating Officer is a shareholder and officer of UNSI. The Net Profits Interest will provide the Company with up to 50% of UNSI's net operating profit and grant the Company the option to convert its Net Profits Interest into and equity interest of up to 100% of UNSI's issued and outstanding common stock. No agreements have yet been executed and negotiations are still in process. UNSI is an interexchange carrier that provided telecommunications services to both residential and business customers throughout the United States and certain foreign countries.

                               GROUP V CORPORATION
                        (FORMERLY, NUOASIS GAMING, INC.)
                   NOTES TO CONSOLIDATED CONDENSED STATEMENTS
                         SEPTEMBER 30, 1997 (UNAUDITED)

MAGNET TELECOM, INC.

In October 1997, the Company agreed in principle to purchase a fifty percent net profits interest in Magnet Telecom, Inc. ("MTI") a privately held telecommunications network marketing company and an affiliate of UNSI. As of the date of this Report, no agreements have been finalized.

LOTTOWORLD, INC.

Also in October 1997, the Company and Lottoworld, Inc. agreed in principle to form a new joint venture company whereby Lottoworld will assign all of its publishing assets, including the Lottoworld Magazine, to the new joint venture company. As of the date of this report no agreements have been finalized.

NOTE 3.        NEW DIRECTORS

During the quarter ended September 30, 1997, Mr. Joseph Monterosso replaced Mr. Fred G. Luke as Chairman and Mr. Dennis D. Houston replaced Mr. Royce Warren as a Director.

NOTE 4.        SUBSEQUENT EVENT

During October 1997, the Company agreed in principle with Nona to exchange the Marketable Securities for $700,000 in cash, a $500,000 promissory note and 1,440,000 unrestricted common shares of Nona. As of the date of this Report, no agreements have been finalized.

ITEM 23. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

A Current Report on Form 8-K dated July 3, 1997 was filed on July 9, 1997, reporting under Item 4. a change of accountants on July 3, 1997 from Raimondo Pettit & Glassman (now known as Raimondo Pettit Group) to Haskell & White LLP.

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Delaware law, a corporation may indemnify its officers, directors, employees, and agents under certain circumstances, including indemnification of such persons against liability under the Securities Act of 1933. A true and correct copy of Section 145 of the Delaware General Corporation Law which addresses indemnification of officers, directors, employees and agents is attached hereto as Exhibit 99.1

In addition, Section 102(b)(7) of the Delaware General Corporation Law and the Company's Certificate of Incorporation provide that a director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

The Company's Certificate of Incorporation and Bylaws contain provisions that no director of the Company shall be liable to the Company for monetary damages for breach of fiduciary duty as a director involving any act or omission of such director other than (i) for breach of director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or
(iv) for any transaction from which the director derived an improper personal benefit.

The effect of these provisions may be to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) - (iv) of the preceding sentence.

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ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering, all of which are to be borne by the Company, are:

Registration Fee - Securities and Exchange Commission                     $3,683
Stock Certificates - estimate for printing additional certificates*       $2,000
Prospectus Printing*                                                      $2,500
State Blue Sky Registration Fees*                                         $1,500
Accounting Fees and Disbursements*                                        $5,000
Legal Fees*                                                              $25,000
                                                                         -------
Total:                                                                   $39,683
                                                                         =======

*Estimated

No expenses are to be borne by the Selling Security-Holders except possible transfer agent fees to remove restrictive legends on certificates.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

In May 1997, the Company issued 1,000,000 shares of its $.01 par value common stock to 46 persons who were shareholders of National Pools Corporation ("NPC"). In December 1996, the Company acquired NPC and the 1,000,000 shares were issued as part of the purchase price for the acquisition. The transfers of the Company's common stock in exchange for the shares of NPC referred to above were exempt from registration under Section 4(2) of the Securities Act of 1933. All of the shares issued in the above transaction are being registered for resale by this registration statement.

In August 1997, the Company issued 3,750,000 shares of its $.01 par value common stock to certain creditors of National Pools Corporation. The transfers of the Company's common stock in exchange for the obligations owed to various creditors of National Pools Corporation referred to above were exempt from registration under Section 4(2) of the Securities Act of 1933. All of the shares issued in the above transaction are being registered for resale by this registration statement.

In September 1997, certain holders of the Company's Series B Preferred Stock exercised their right to convert each share of the Company's Series B Preferred Stock into 78 shares of the Company's common stock. The conversion of the Series B Preferred Stock results in the issuance of 19,500,000 shares of common stock. The issuance of the Company's common stock in exchange for the outstanding Series B preferred stock of the Company was exempt from registration under
Section 4(2) of the Securities Act of 1933. 3,900,000 of the shares issued in the above transaction are being registered for resale by this registration statement.

ITEM 27. EXHIBITS.

The following is a list of exhibits required by Item 601 of Regulation S-B that are filed or incorporated by reference. The exhibits that are incorporated by reference from the Company's prior SEC filings are noted on the exhibit index. The other exhibits are attached hereto and being filed with the SEC as part of this registration statement.

Exhibit     Description of Exhibits
Number
------------------------------------------------------------------------------

3.1         Restated Certificate of Incorporation(1)

3.2 By-Laws (filed as Exhibit 3.2 of the Registrant's Registration Statement on Form S-18, File No. 33-19883-NY, and incorporated herein by reference thereto).

3.3         Certificate of Amendment of Certificate of Incorporation. (12)

3.4         Certificate of Amendment of Certificate of Incorporation.

3.5         Certificate of Amendment of Certificate of Incorporation.

4.5 Certificate of Designations, Preferences and Rights of 14% Cumulative Convertible $.01 par value Preferred Stock.(1)

4.6         Letter Extending Exercise Period of Class A Warrants and Class B
            Warrants.(3)

4.7 Letters Reducing Exercise Price of Class A Warrants, Class B Warrants and Class C Warrants.(4)

4.8         Warrant Agreement dated September 13, 1994 with Douglas J. Phillips.
            (7)

4.9 Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of E.N. Phillips Company (10)

4.10        New Class D Warrant Agreement to Purchase Common Stock(10)

4.11        Option Agreement(10)

4.12 Amendment No. 1 to Warrant Agreement (New Class A Redeemable Common Stock Purchase Warrants)

4.13 Amendment No. 1 to Warrant Agreement (New Class B Redeemable Common Stock Purchase Warrants)

4.14 Amendment No. 1 to Warrant Agreement (New Class C Redeemable Common Stock Purchase Warrants)

5.1         Opinion of Counsel

9.1         Form of Irrevocable Proxy Coupled with Right of First Refusal.(4)

10.1        Amended 1989 Non-Qualified Stock Option Plan.(1)

10.2        1989 Incentive Stock Option Plan.(1)

10.3 1991 Non-Qualified Stock Option Plan (incorporated by reference herein from Proxy Statement for February 14, 1992 Annual Meeting filed on February 5, 1992).

10.4 Employment Agreement between Phillips Gaming International, Inc. and James R. Martin (incorporated by reference herein from amendment on Form 8 filed February 4, 1993 to Form 8-K dated November 23, 1992).

10.5 1993 Incentive Stock Option Plan and 1993 Non-Qualified Stock Option Plan (incorporated by reference herein from Proxy Statement for March 4, 1993 Annual Meeting filed on February 5, 1993).

10.6 Employment Agreement of December 7, 1993 between E.N. Phillips Company and Douglas J. Phillips (incorporated by reference from 10-KSB for fiscal year ended September 30, 1993, filed on or about March 28, 1994.)

10.7 Stock Purchase and Business Combination Agreement of January 13, 1994 between Nona Morelli's II, Inc., Casino Management of America, Inc. and E.N. Phillips Company (incorporated by reference from 10-KSB for fiscal year ended September 30, 1993, filed on or about March 28, 1994.)

10.9 Settlement Agreement dated September 13, 1994 between E.N. Phillips Company and Douglas J. Phillips.(7)

10.10 Settlement Agreement and Mutual Release between Douglas J. Phillips, Hal B. Phillips and E.N. Phillips Company and Stephen A. Weiner.(7)

10.11 Advisory and Management Agreement dated February 1, 1995 between NuOasis Gaming, Inc. and NuVen Advisors, Inc.(11)

10.12 Advisory and Management Agreement dated July 1, 1994 between Casino Management of America, Inc. and NuVen Advisors, Inc.(11)

10.13 Employment Agreement dated August 30, 1995 between NuOasis Gaming, Inc. and Fred G. Luke.(11)

10.14 Consulting Agreement dated July 1995 between NuOasis Gaming, Inc. and Steven Dong.(11)

10.15 Consulting Agreement dated October 15, 1994 between E.N. Phillips Company and Kenneth R. O'Neal.(8)

10.16 Engagement Letter and Fee Agreement dated November 29, 1995 between NuOasis Gaming, Inc. and J.L. Lawver Corp.(8)

10.17 Engagement Letter and Fee Agreement dated October 4, 1994 between NuOasis Gaming, Inc. and John Ris.(8)

10.18 Engagement Letter and Fee Agreement dated November 15, 1994 between NuOasis Gaming, Inc. And Geoffrey G. Riggs.(8)

10.19 Engagement Letter and Fee Agreement dated September 13, 1994 between E.N. Phillips Company and Structure America, Inc.(8)

10.20 Engagement Letter and Fee Agreement dated October 18, 1994 between NuOasis Gaming, Inc. and OTC Communications.(8)

10.21 Engagement Letter and Fee Agreement dated November 1, 1994 between NuOasis Gaming, Inc. and Citigate, Inc.(8)

10.22 Consulting Agreement dated April 1, 1994, between NuOasis Gaming, Inc. and John D. Desbrow.(8)

10.23 Engagement Letter and Fee Agreement dated March 7, 1994 between NuOasis Gaming, Inc. and John Ris.(9)

10.24 Consulting Agreement dated April 21, 1995 between NuOasis Gaming, Inc. and Sandra V. Alsina.(9)

10.25 Fee Agreement dated April 12, 1995 between NuOasis Gaming, Inc. and Richard O. Weed.(9)

10.26 First Addendum to Consulting Agreement dated November 22, 1994 between NuOasis Gaming, Inc. and John D. Desbrow.(9)

10.27 Consulting Agreement dated January 1995 between NuOasis Gaming, Inc. and Edward S. Luke.(9)

10.28 Engagement Letter and Fee Agreement for Services with Structure America, Inc. (13)

10.29 Second Addendum to Consulting Agreement between NuOasis Gaming, Inc. and John D. Desbrow.(13)

10.30 Second Addendum to Consulting Agreement between NuOasis Gaming, Inc. and Steven H. Dong.(13)

10.31 Fee Agreement with Skjerven, Morrill, MacPherson, Franklin & Freil, L.L.P.(14)

10.32       Consulting Agreement with Paula Amanda.(14)

10.33       Consulting Agreement with Norma McLean.(14)

21.1        Subsidiaries of the registrant (15)

23.1        Consent of Counsel

23.2        Consent of Haskell & White LLP

23.3        Consent of Raimondo Pettit Group (formerly, Raimondo, Pettit &
            Glassman)

99.1 Additional Exhibits [8 Del. Code Ann. ss.145 Indemnification of officers, directors, employees and agents].

(1) Previously filed by the Registrant in Post-Effective Amendment No. 2 to the Registrant's Registration Statement on Form S-18 filed October 23, 1989 (File No. 33-19883-NY) and incorporated herein by reference.

(2) Previously filed by the Registrant in Post-Effective Amendment No. 3 to the Registrant's Registration Statement on Form S-18 filed January 26, 1990 (File No. 33-19883-NY) and incorporated herein by reference.

(3) Previously filed by the Registrant in Post-Effective Amendment No. 5 to the Registrant's Registration Statement on Form S-18 filed March 28, 1990 (File No. 33-19883-NY) and incorporated herein by reference.

(4) Previously filed by the Registrant in Post-Effective Amendment No. 6 to the Registrant's Registration Statement on Form S-18 filed June 25, 1990 (File No. 33-19883-NY) and incorporated herein by reference.

(5) Previously filed by the Registrant in Pre-Effective Amendment No. 1 to the Registrant's Registration Statement on Form S-1 filed December 19, 1995 and incorporated herein by reference.

(6) Previously filed by the Registrant in the Form 10-K filed February 14, 1995 and incorporated herein by reference.

(7) Previously filed by the Registrant in the Form 10-KSB filed June 29, 1995 and incorporated herein by reference.

(8) Previously filed by the Registrant in a Registration Statement on Form S-8 filed December 7, 1994, File No. 33-87102.

(9) Previously filed by the Registrant in a Registration Statement on Form S-8 filed May 3, 1995, File No. 33-91862.

(10) Previously filed by the Registrant in a Current Report on Form 8-K dated March 31, 1994, filed April 11, 1994.

(11) Previously filed by the Registrant on January 18, 1996 in its Annual Report on Form 10KSB for the fiscal year ended September 30, 1995.

(12) Previously filed by the Registrant on April 2, 1996 in its amended Annual Report on Form 10KSB/A for the fiscal year ended September 30, 1995.

(13) Previously filed by the Registrant on November 22, 1996 in its Annual Report on Form 10KSB for the fiscal year ended June 30, 1996.

(14) Previously filed by the Registrant in a Registration Statement on Form S-8 filed May 12, 1997.

(15) Previously filed by the Registrant on October 9, 1997 in its Annual Report on Form 10KSB for the fiscal year ended June 30, 1997.

ITEM 28. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Company hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)   Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of San Francisco, State of California.

                                            Group V Corporation


Date:   January 21, 1998                    By:/s/    Joseph Monterosso
                                               ------------------------
                                               Joseph  Monterosso, President,
                                               Chairman  and
                                               Principal Accounting Officer
                                               Group V Corporation and
                                               National Pools Corporation


Date:   January 21, 1998                    By: /s/   Dennis D. Houston
                                                -----------------------
                                               Dennis D. Houston, Chief
                                               Operating Officer
                                               National Pools Corporation and
                                               Director, Group V Corporation


        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Date:   January 21, 1998                    By:/s/    Joseph Monterosso
                                               ------------------------
                                               Joseph  Monterosso, President,
                                               Chairman  and
                                               Principal Accounting Officer
                                               Group V Corporation and
                                               National Pools Corporation


Date:   January 21, 1998                    By:/s/    Dennis D. Houston
                                               ------------------------
                                               Dennis D. Houston, Chief
                                               Operating Officer
                                               National Pools Corporation and
                                               Director, Group V Corporation


Date:   January 21, 1998                    By:/s/    Leland Rees
                                               ------------------
                                               Leland Rees, Director,
                                               Group V Corporation

EXHIBIT LIST AND PAGE NUMBERS

Exhibit No.    Description                                              Page No.
-----------    -----------                                              --------

3.4      Certificate of Amendment to Certificate of Incorporation             92
         (Amendment to increase the number of authorized shares).
3.5      Certificate of Amendment to Certificate of Incorporation             94
         (Amendment to change the Company's name to Group V Corporation).
4.12     Amendment No. 1 to Warrant Agreement (New Class A Redeemable         95
         Common Stock Purchase Warrants)
4.13     Amendment No. 1 to Warrant Agreement (New Class B Redeemable         97
         Common Stock Purchase Warrants)
4.14     Amendment No. 1 to Warrant Agreement (New Class C Redeemable         99
         Common Stock Purchase Warrants)
5.1      Opinion of Counsel.                                                 101
23.1     Consent of Counsel.                                                 104
23.2     Consent of Haskell & White LLP.                                     106
23.3     Consent of Raimondo Pettit Group (Formerly, Raimondo,               108
         Pettit & Glassman
99.1     Additional Exhibits [8 Del. Code Ann.ss.145 Indemnification         110
         of officers, directors, employees and agents].

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